Exhibit 10.6

225 FOURTH, LLC

Landlord

TO

BUZZFEED, INC.

Tenant

Lease

Dated as of December 16, 2014

TABLE OF CONTENTS

Page

ARTICLE 1	Premises; Term; Use	1

1.01	Demise	1
1.02	Term	2
1.03	Possession Date	2
1.04	Tenant Delay and Landlord Delay	5
1.05	Use	6

ARTICLE 2	Rent	7

2.01	Rent	7
2.02	Fixed Rent	7
2.03	Additional Rent	8
2.04	Tax Payments	9
2.05	Tax Protest	11
2.06	Tax Provisions	11
2.07	Electric Charges	12
2.08	Manner of Payment	14
2.09	Security	14
2.10	Expense Escalation	17

ARTICLE 3	Landlord Covenants	17

3.01	Landlord Services	16
3.02	General Service Provisions	19

ARTICLE 4	Leasehold Improvements; Tenant Covenants	20

4.01	Initial Improvements	20
4.02	Alterations	24
4.03	Landlord’s and Tenant’s Property	27
4.04	Access and Changes to Building	28
4.05	Repairs	29
4.06	Compliance with Laws	30
4.07	Tenant Advertising	32
4.08	Right to Perform Tenant Covenants	32

ARTICLE 5	Assignment and Subletting	33

5.01	Assignment; Etc	33
5.02	Landlord’s Option Right	34
5.03	Assignment and Subletting Procedures	36
5.04	General Provisions	38
5.05	Assignment and Sublease Profits	39
5.06	Subtenant Recognition Agreement	40
5.07	Desk Space Users	42

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ARTICLE 6	Subordination; Default; Indemnity	42

6.01	Subordination	42
6.02	Estoppel Certificate	43
6.03	Default	43
6.04	Re-entry by Landlord	44
6.05	Damages	44
6.06	Other Remedies	45
6.07	Right to Injunction	45
6.08	Certain Waivers; Waiver of Trial by Jury	45
6.09	No Waiver	46
6.10	Holding Over	46
6.11	Attorneys’ Fees	46
6.12	Non-Liability and Indemnification	47
6.13	Protest of Landlord Charges	47

ARTICLE 7	Insurance; Casualty; Condemnation	48

7.01	Compliance with Insurance Standards	48
7.02	Tenant’s Insurance	48
7.03	Subrogation Waiver	49
7.04	Condemnation	49
7.05	Casualty	51
7.06	Landlord’s Insurance	52

ARTICLE 8	Miscellaneous Provisions	53

8.01	Notice	53
8.02	Building Rules	53
8.03	Severability	53
8.04	Certain Definitions	53
8.05	Quiet Enjoyment	54
8.06	Limitation of Landlord’s Liability	54
8.07	Counterclaims	54
8.08	Survival	55
8.09	Certain Remedies	55
8.10	No Offer	55
8.11	Captions; Construction	55
8.12	Amendments	55
8.13	Broker	55
8.14	Merger	56
8.15	Successors	56
8.16	Applicable Law	56
8.17	No Development Rights	56
8.18	Signage; Directory	56
8.19	Anti-Terrorism	57
8.20	Internal Fire Staircases	58
8.21	Future Condominium Conversion	59
8.22	Tenant’s Tradename	59

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ARTICLE 9	Offer Space Option	59

9.01	Offer Space Option	59
9.02	Generally	62

ARTICLE 10	18th St. Lobby	62

10.01	18th St. Lobby	62
10.02	Concierge	62
10.03	18th St. Lobby Condition	63
10.04	233 Lobby	63

ARTICLE 11	Terrace and Roof	63

11.01	Terrace and Roof	63
11.02	Landlord's Terrace and Rooftop Access	66

EXHIBITS

A-2	Description of 225 Land
A-1	Description of 233 Land
B	Premises Floor Plans
C	Rules and Regulations
D	General Tenant Cleaning Services
E-1	Landlord’s Pre-Delivery Work
E-2	Landlord’s Phase I Post-Delivery Work
E-3	Core Bathroom Upgrade
E-4	Elevator Installations
F	Rentable Area of the Premises
G	Form of Subordination, Non-Disturbance and Attornment Agreement
H-1	Certificate of Occupancy – 225 Building
H-2	Certificate of Occupancy – 233 Building
I	HVAC Specifications
J	Form of Letter of Credit
K	Form of Indemnity Agreement

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INDEX OF DEFINED TERMS

PAGE

11/12 Connection	2
11th Floor	1
12th Floor	2
13th Floor	2
14th Floor	2
15th Floor	2
16th Floor	2
18th St. Lobby	2
225 11th Floor	1
225 12th Floor	1
225 Building	1
225 Land	1
225 Premises	2
233 11th Floor	1
233 12th Floor	1
233 Building	1
233 Land	1
233 Premises	2
Acceptance Notice	61
ACM	31
Additional Rent	9
Affiliate	34
Alteration Plans	25
Alterations	24
Anticipated Offer Space Inclusion Date	60
Assignment Consideration	40
Attornment Event	41
Available	60
Base Tax Amount	9
Bid Taxes	9
Broker	56
Building	1
Business Days	17
Business Hours	17
Casualty	51
Comparable Building	6
Concierge	63
Contractor(s)	22
Control	34
Curing Party	32
Declaration	59
Decorative Alterations	24
Desk Space User	42

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Dining Facility	6
Electricity Charges	12
Eligible Sublease	41
Eligible Subtenant	40
Expense Escalation	17
Expiration Date	3
Exterior Signage	57
First Reduction	16
First Reduction Notice	16
Fixed Rent	7
Fixtures	28
GAAP	41
Improvements and Betterments	28
Indemnified Party	48
Interest Rate	33
Issuing Bank	15
Land	1
Landlord	1, 54
Landlord Delay	5
Landlord Embargoed Person	58
Landlord Services	17
Landlord Violations	32
Landlord’s Contribution	22
Landlord’s Non-Disturbance Agreement	41
Landlord’s Phase I Post-Delivery Work	20
Landlord’s Pre-Delivery Work	3, 20
Landlord’s Work	20
Laws	30
LC Date	15
Lease	1
Lease Year	17
Letter of Credit	15
List	57
Lobby Signage	57
Material Alteration	24
Named Tenant	42
New Tenant	47
OFAC	57
Offer Notice	60
Offer Period	60
Offer Rental	60
Offer Space	60
Offer Space Inclusion Date	61
Offer Space Option	61
Offer Space Term	60
Offer Space Termination Notice	62

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Office Premises	1
Other Sublease Consideration	40
Outside Requisition Date	24
Pavilion	2
Pavilion Contribution	22
Pavilion Outside Date	5
Pavilion Possession Date	3
Pavilion Rent Commencement Date	9
Pavilion Work	3
Permitted Transferee	34
Permitted Transfers	34
Phase I Outside Date	4
Phase I Possession Date	3
Phase I Post-Delivery Outside Date	21
Phase I Premises	2
Phase I Rent Commencement Date	9
Phase II Outside Date	5
Phase II Possession Date	3
Phase II Premises	2
Phase II Rent Commencement Date	9
Possession Date	3
Premises	1
Prohibited Person	58
Project	1
Punch List Items	4
Qualified Soft Costs	23
Qualified Sublease	34
Rent	7
Rent Commencement Date	8
Replacement Letter	15
Roof	64
Rules and Regulations	20
Second Reduction	16
Second Reduction Notice	16
Security Deposit	15
Special Lease Rights	42
Specialty Alterations	29
Substantial Portion	20
Successor Landlord	43
Superior Lease	43
Superior Lessor	43
Superior Mortgage	43
Superior Mortgagee	43
Tax Payment	10
Tax Protest	11
Tax Year	10

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Taxes	9
Tenant	1
Tenant Delay	5
Tenant Embargoed Person	58
Tenant’s 225 Tax Share	10
Tenant’s 233 Tax Share	10
Tenant’s Basic Cost	40
Tenant’s Exclusive Elevators	17
Tenant’s Initial Improvements	21
Tenant’s Offer Notice	34
Tenant’s Plans	21
Tenant’s Property	28
Tenant’s Second Alterations Request	25
Tenant’s Tax Share	10
Term	2
Termination Date	4
Termination Notice	4
Terrace	64
Terrace Contribution	22
Transfer Notice	37
Unavoidable Delay	6

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LEASE (this “Lease”), dated as of December 16, 2014, between 225 FOURTH, LLC (“Landlord”), a Delaware limited liability company whose address is c/o Orda Management Corporation, 225 Park Avenue South, New York, New York 10003 and BUZZFEED, INC. (“Tenant”), a Delaware corporation whose address is 200 Fifth Avenue, New York, New York 10010 prior to the commencement of the Term, and thereafter Tenant’s address shall be that of the Building.

W I T N E S S E T H

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office buildings located at 225 Park Avenue South, New York, New York (the “225 Building”) and 233 Park Avenue South, New York, New York (the “233 Building”, and together with the 225 Building, the “Building”) on the land more particularly described in Exhibit A-1 (the “225 Land”) and Exhibit A-2 (the “233 Land” together, with the 225 Land, the “Land;” and the Land together with the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Premises; Term; Use

1.01          Demise. (a)Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the following space (collectively, the “Premises”) in the Building:

(i)	the “Office Premises” consisting of:

(A)	the entire 11th floor of the 225 Building (the “225 11th Floor”), as delineated on the plan annexed hereto as Exhibit B-1;

(B)	the entire 11th floor of the 233 Building (the “233 11th Floor”); and together with the 225 11th Floor, the “11th Floor”), as delineated on the plan annexed hereto as Exhibit B-1;

(C)	the entire 12th floor of the 225 Building (the “225 12th Floor”), as delineated on the plan annexed hereto as Exhibit B-2;

(D)	the entire 12th floor of the 233 Building (the “233 12th Floor”; and together with the 225 12th Floor, the “12th Floor”), as delineated on the plan annexed hereto as Exhibit B-2;

(E)	the entire 13th floor as delineated on the plan annexed hereto as Exhibit B-3 (the “13th Floor”);

(F)	the entire 14th floor as delineated on the plan annexed hereto as Exhibit B-4 (the “14th Floor”);

(G)	the entire 15th floor as delineated on the plan annexed hereto as Exhibit B-5 (the “15th Floor”); and

(H)	the entire 16th floor as delineated on the plan annexed hereto as Exhibit B-6 (the “16th Floor”).

(ii)         the “18th St. Lobby” consisting approximately of the space on the ground floor of the Building in the location delineated on the plans annexed hereto as Exhibit B-7-1, Exhibit B-7-2 and Exhibit B-7-3.

(iii)        the “Pavilion” consisting approximately of the area delineated on the plan annexed hereto as Exhibit B-8 to be constructed by Landlord in accordance with the applicable provisions of this Lease.

(iv)        the “11/12 Connection” consisting approximately of the area delineated on the plan annexed hereto as Exhibit B-9 to be constructed by Landlord in accordance with the applicable provisions of this Lease.

(b)          Landlord and Tenant agree that the Premises and each applicable portion thereof are conclusively deemed to contain the rentable areas shown on Exhibit F annexed hereto. Notwithstanding anything to the contrary contained in this Lease, for the purposes of this Lease, no rentable square footage shall be attributable to the 11/12 Connection.

(c)          The 233 11th Floor, the 233 12th Floor, the 11/12 Connection and the Pavilion are collectively called the “233 Premises”. The Premises other than the 233 Premises is collectively called the “225 Premises”.

1.02      Term. The term of this Lease (the “Term”) shall commence (a) on the Phase I Possession Date with respect to the 13th Floor, the 14th Floor, the 15th Floor, the 16th Floor and the 18th St. Lobby (collectively, the “Phase I Premises”), (b) on the Phase II Possession Date with respect to the 11th Floor, the 12th Floor and the 11/12 Connection (collectively, the “Phase II Premises”) and (c) on the Pavilion Possession Date with respect to the Pavilion. The Term shall end, unless sooner terminated as herein provided, on the last day of the calendar month in which occurs the 10th anniversary of the day preceding the Phase I Rent Commencement Date (such Term end date is called the “Expiration Date”).

1.03      Possession Date. (a) For the purposes of this Lease:

(i)          “Phase I Possession Date” means the later of (A) the date on which the items of work described on Exhibit E-1 (“Landlord’s Pre-Delivery Work”) in respect of the Phase I Premises shall have been substantially completed in accordance with Section 1.03(c) below and (B) May 1, 2015; provided, that if the Phase I Possession Date shall occur after May 1, 2015, then Landlord shall give to Tenant not less than fifteen (15) days prior notice of the Phase I Possession Date.

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(ii)          “Phase II Possession Date” means the date on which Landlord’s Pre-Delivery Work in respect of the Phase II Premises, subject to the next sentence, shall have been substantially completed in accordance with Section 1.03(c) below; provided, that if the Phase II Possession Date shall occur after the one year anniversary of the Phase I Possession Date, then Landlord shall give to Tenant not less than fifteen (15) days prior notice of the Phase II Possession Date. Notwithstanding anything to the contrary contained in this Lease, Tenant may give to Landlord a notice requesting occupancy of the Phase II Premises prior to the Phase II Possession Date but no sooner than March 15, 2016, in which event the Phase II Possession Date shall be the date so requested by Tenant, and Landlord shall deliver possession of the Phase II Premises on such date in its then “as is” condition, and any portion of Landlord’s Pre-Delivery Work applicable to the Phase II Premises that is not completed as of such date shall constitute Punch List Items.

(iii)        “Pavilion Possession Date” means the date on which Landlord’s Pre-Delivery Work in respect of the Pavilion, the Roof and the Terrace (collectively, the “Pavilion Work”) shall have been substantially completed in accordance with Section 1.03(c) below; provided, that if the Pavilion Possession Date shall occur after March 15, 2016, then Landlord shall give to Tenant not less than fifteen (15) days prior notice of the Pavilion Possession Date.

(iv)        “Possession Date” means, as applicable, the Phase I Possession Date, the Phase II Possession Date or the Pavilion Possession Date.

(b)          After each Possession Date has been established, Landlord and Tenant shall promptly confirm such Possession Date and the corresponding Rent Commencement Date and, after the Phase I Possession Date, the Expiration Date, in each case by a separate instrument to be provided by Landlord; provided, that the failure to execute and deliver such instrument shall not affect the determination of such dates in accordance with this Article 1. Pending the resolution of any dispute as to a Possession Date or a Rent Commencement Date, Tenant shall pay Rent based upon Landlord’s determination.

(c)          Landlord’s Work in respect of any applicable portion of the Premises shall be deemed to have been substantially completed on the earlier of (i) the date upon which (x) Landlord’s Work in respect of such portion of the Premises has been completed and (y) all governmental sign-offs for Landlord’s Work that are required as a condition to Tenant’s ability to perform Tenant’s Initial Improvements in the applicable portion of the Premises shall have been obtained, except for (A) minor details or adjustments, (B) items which, in accordance with good construction practice, should be performed after completion of Tenant’s Initial Improvements, (the items described in clause (A) and this clause (B) are collectively called “Punch List Items”) and (D) any part of Landlord’s Work that is not completed due to Tenant Delay; provided, that in each case Landlord shall nevertheless remain obligated to complete such Landlord’s Work and (ii) the date Tenant takes possession of the applicable portion of the Premises for the performance of Alterations or for any other reason.

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(d)          Landlord and Tenant, within five (5) days after Landlord has notified Tenant of each Possession Date, shall jointly inspect the applicable portion of the Premises to confirm that Landlord’s Work in respect thereof have been substantially completed, and shall note any Punch List Items with respect thereto. Landlord shall complete any and all such Punch List Items within thirty (30) days after such joint inspection, subject to delays due to Unavoidable Delay, Tenant Delays and the inability to complete any such items which cannot with diligence be so completed within thirty (30) days. In performing such Punch List Items and such other incomplete portions of Landlord’s Pre-Delivery Work or Landlord’s Phase I Post-Delivery Work, as the case may be, Landlord shall use reasonable efforts to minimize any interference with Tenant’s performance of Tenant’s Initial Improvements. Subject to Landlord’s right to complete any Punch List Items, to the fullest extent practicable in accordance with good construction practice, the Phase I Premises shall not be used by Landlord as a staging area for Landlord’s Pre-Delivery Work applicable to the Phase II Premises.

(e)          If for any reason Landlord shall be unable to deliver possession of the Premises or any portion thereof to Tenant on any date specified in this Lease for such delivery, then, except to the extent set forth in Sections 1.03(f), (g) and (h) below, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(f)          Notwithstanding the provisions of Section 1.03(e), if the Phase I Possession Date shall not occur on or before June 30, 2015 (as such date shall be extended on a day-for-day basis for each day of Tenant Delay or Unavoidable Delay, the “Phase I Outside Date”), then, as Tenant’s sole and exclusive remedy therefor (except as set forth in the next sentence), the Phase I Rent Commencement Date shall be postponed beyond the date on which it would otherwise have occurred by one day for each day that the Phase I Possession Date occurs after the Phase I Outside Date. Notwithstanding anything to the contrary contained herein, if the Phase I Possession Date has not occurred on or before December 1, 2015 (as such date shall be extended on a day-for-day basis for each day of Tenant Delay or Unavoidable Delay), then Tenant, as Tenant’s sole and exclusive remedy, may, on or before December 31, 2015, give to Landlord notice of Tenant’s intent to terminate the Lease (the “Termination Notice”) and, if the Phase I Possession Date has not occurred on or before the date that is thirty (30) days after Tenant gives the Termination Notice (as the same shall be extended on a day-for-day basis for each day of Tenant Delay or Unavoidable Delay, the “Termination Date”), then the Lease shall terminate as of the Termination Date and neither party shall have any further obligation or liability to the other, except for any obligations which expressly survive the expiration or earlier termination of this Lease. If Tenant fails timely to give a Termination Notice, Tenant shall have irrevocably waived Tenant’s right to terminate this Lease pursuant to this Section 1.03(f).

(g)          Notwithstanding the provisions of Section 1.03(e), if the Phase II Possession Date shall not occur on or before the one year anniversary of the Phase I Possession Date (as such date shall be extended on a day-for-day basis for each day of Tenant Delay or Unavoidable Delay applicable to the performance of Landlord’s Pre-Delivery Work in the Phase II Premises, the “Phase II Outside Date”), then, as Tenant’s sole and exclusive remedy therefor, the Phase II Rent Commencement Date shall be postponed beyond the date on which it would otherwise have occurred by one day for each day that the Phase II Possession Date occurs after the Phase II Outside Date.

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(h)          Notwithstanding the provisions of Section 1.03(e), if the Pavilion Possession Date shall not occur on or before March 15, 2016 (as such date shall be extended on a day-for-day basis for each day of Tenant Delay or Unavoidable Delay applicable to the performance of the Pavilion Work, the “Pavilion Outside Date”), then, as Tenant’s sole and exclusive remedy therefor, the Pavilion Rent Commencement Date shall be postponed beyond the date on which it would otherwise have occurred by one day for each day that the Pavilion Possession Date occurs after the Pavilion Outside Date.

1.04        Tenant Delay and Landlord Delay. (a)  “Tenant Delay” means any actual delay which Landlord may encounter in the performance of Landlord’s obligations under this Lease, and of which Landlord has given Tenant notice (or, if Landlord has not given such notice within three (3) Business Days after Landlord has actual knowledge of a Tenant Delay, then the same shall constitute Tenant Delay only from and after the date Landlord gives to Tenant notice thereof), by reason of any act or omission of any nature of Tenant, its agents or contractors (but only, in the case of an omission, where such party has an affirmative duty to act). Tenant shall pay to Landlord any costs or expenses incurred by Landlord by reason of any Tenant Delay. The parties shall use commercially reasonable efforts to minimize the effect of any Tenant Delay, but Landlord shall not be obligated to employ overtime or premium labor to do so; provided that if Tenant requests such employment of overtime or premium labor, and provided the same is reasonably practical, Landlord shall, at Tenant’s sole cost and expense, employ overtime or premium labor to minimize the effect of any such Tenant Delay.

(b)          “Landlord Delay” means any actual delay which Tenant may encounter in the performance of Tenant’s Initial Improvements, and of which Tenant has given Landlord notice (or, if Tenant has not given such notice within three (3) Business Days after Tenant has actual knowledge of a Landlord Delay, then the same shall constitute Landlord Delay only from and after the date Tenant gives to Landlord notice thereof), by reason of any act or omission of any nature of Landlord, its agents or contractors (but only, in the case of an omission, where such party has an affirmative duty to act), including, without limitation, delays by Landlord in granting or withholding any approvals (beyond the time periods provided in this Lease or, if no such time period is provided, a reasonable time period). Landlord shall pay to Tenant any incremental costs incurred by Tenant in performing Tenant’s Initial Improvements to the extent resulting from any Landlord Delay. In the case of any continuing Landlord Delay, Tenant agrees to consult with Landlord in an effort to minimize the number of days of such Landlord Delay.

(c)          “Unavoidable Delay” means Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord (including, without limitation, Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures), if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including, without limitation, Laws, other governmental actions, shortages or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Building, acts of God, enemy or terrorist action, civil commotion, fire or other casualty. Notwithstanding the foregoing, Landlord’s inability to perform an obligation due to lack of funds shall not constitute an Unavoidable Delay.

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1.05        Use. (a)  The Office Premises shall be used and occupied by Tenant (and its permitted subtenants) solely as general, executive and administrative offices, including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business and permitted in accordance with all Laws (it being acknowledged that Landlord makes no representation that any of such ancillary uses are so permitted), in each case, consistent with the standards of a first-class office building located in the vicinity of the Building (each, a “Comparable Building”). Subject to the proceeding proviso, such ancillary uses may include:

(i)          kitchens, cafeterias, and dining facilities for the preparation and sale of food and beverages (each, a “Dining Facility”) for the use by Tenant’s employees and business invitees only; provided, that in the case of each Dining Facility where cooking will be done (other than any Dining Facility where only microwave cooking or reheating will be done) (A) such Dining Facility shall be subject to the terms and conditions of this Lease, including, without limitation, Section 4.02, (B) Tenant shall clean all grease traps, (C) Tenant shall bag all wet garbage, place such garbage in containers that are designed to prevent the escape of odors, and provide for a refrigerated waste facility to store such garbage pending disposal, and (D) Tenant shall contract with an exterminator (designated by Landlord and whose rates shall be competitive) to seek to exterminate vermin and rodents on a regular basis as part of a program to keep the Premises free of vermin and rodents by reason of the operation of each such Dining Facility; and provided further, that in the case of each such Dining Facility, whether or not cooking will be done, (x) Tenant shall cause such facility to be properly ventilated so that no odor will emanate from the Premises to portions of the Building outside the Premises and (y) Tenant shall otherwise maintain and operate each such facility consistent with Comparable Buildings and as otherwise reasonably required by Landlord;

(ii)         pantries for reheating by microwave of similar cooking equipment which do not require external ventilation, which may have dishwashers, refrigerators, food and beverage vending machines, coffee machines, ice machines and other customary and typical pantry items, in each case, for the exclusive use of Tenant’s employees and business invitees; and

(iii)        a studio for video production.

(b)          The 18th St. Lobby shall be used only for ingress to and egress from the Building and a reception security desk, and for no other purposes, subject to, and in accordance with, the provisions of Article 10.

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(c)          Anything contained in this Lease to the contrary notwithstanding, in no event shall the Premises be used for any of the following: (i) a banking, trust company, or safe deposit business, (ii) a savings bank, a savings and loan association, or a loan company, (iii) the sale of travelers’ checks and/or foreign exchange, (iv) a stock brokerage office or for stock brokerage purposes, (v) a restaurant, bar or for the sale of food or beverages (except as expressly permitted under Section 1.05(a)(i)), (vi) photographic and/or offset printing, (vii) an employment or travel agency or airline ticket counter, (viii) a school or classroom, (ix) medical or psychiatric offices, (x) conduct of an auction, (xi) gambling activities, (xii) conduct of obscene, pornographic or similar disreputable activities, (xiii) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (xiv) offices of any charitable, religious, union or other not-for-profit organization or (xv) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto. The Premises shall not be used for any purpose which would create unreasonable or excessive elevator usage or floor loads, impair or interfere with any of the Building operations or the heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with any other tenant, unreasonably interfere with Landlord, or impair the appearance of the Building.

(d)          Tenant, at Tenant’s expense, shall be responsible for obtaining any public assembly permit required by Tenant for use of the Roof. In conjunction with Tenant’s application for a public assembly permit, Landlord, at Landlord’s expense, shall cause the certificate of occupancy of the Building to be amended to permit assembly use on the Roof. Landlord and Tenant shall each reasonably cooperate with the other in connection with obtaining such permit and amending the Building certificate of occupancy.

ARTICLE 2

Rent

2.01        Rent. “Rent” shall consist of Fixed Rent and Additional Rent.

2.02        Fixed Rent. (a) The fixed rent (“Fixed Rent”) shall be as follows:

(i)	With respect to the Phase I Premises:

(A)	for the period commencing on the Phase I Rent Commencement Date and ending on the day immediately preceding the 5th anniversary of the Phase I Rent Commencement Date at the rate of $8,348,025.00 per annum payable in equal monthly installments of $695,668.75; and

(B)	for the period commencing on the 5th anniversary of the Phase I Rent Commencement Date and ending on the Expiration Date at the rate of $8,904,560.00 per annum payable in equal monthly installments of $742,046.67.

(ii)	With respect to the Phase II Premises:

(A)	For the period commencing on the Phase II Rent Commencement Date and ending on the day immediately preceding the 5th anniversary of the Phase I Rent Commencement Date at the rate of $6,039,600.00 per annum payable in equal monthly installments of $503,300.00; and

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(B)	for the period commencing on the 5th anniversary of the Phase I Rent Commencement Date and ending on the Expiration Date at the rate of $6,442,240.00 per annum payable in equal monthly installments of $536,853.33.

(iii)	With respect to the Pavilion:

(A)	for the period commencing on the Pavilion Rent Commencement Date and ending on the day immediately preceding the 5th anniversary of the Phase I Rent Commencement Date at the rate of $171,600.00 per annum payable in equal monthly installments of $14,300.00; and

(B)	for the period commencing on the 5th anniversary of the Phase I Rent Commencement Date and ending on the Expiration Date at the rate of $183,040.00 per annum payable in equal monthly installments of $15,253.33.

(b)          Fixed Rent shall be payable by Tenant in equal monthly installments in advance on each Rent Commencement Date and on the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, $1,213,268.75, representing the first full monthly installment of Fixed Rent required under this Lease in respect of the entire Premises, to be applied against the first full monthly installment of Fixed Rent and against the immediately subsequent installment(s) of Fixed Rent until such amount has been fully applied; and provided further, that if any Rent Commencement Date is not the first day of a month, then Fixed Rent for the month in which such Rent Commencement Date occurs shall be prorated and paid on such Rent Commencement Date.

(c)          “Rent Commencement Date” means, as applicable, the Phase I Rent Commencement Date, the Phase II Rent Commencement Date or the Pavilion Rent Commencement Date.

(d)          “Phase I Rent Commencement Date” means the one year anniversary of the Phase I Possession Date.

(e)          “Phase II Rent Commencement Date” means the one year anniversary of the Phase II Possession Date.

(f)          “Pavilion Rent Commencement Date” means the one year anniversary of the Pavilion Possession Date.

2.03        Additional Rent. “Additional Rent” means Tax Payments, Electricity Charges, and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Rent shall be deemed to be Rent.

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2.04        Tax Payments. (a) “Base Tax Amount” means an amount equal to one-half of the sum of (i) the Taxes (excluding any amounts described in Section 2.04(b)(iii)) for the Tax Year commencing on July 1, 2014, and (ii) the Taxes (excluding any amounts described in Section 2.04(b)(iii)) for the Tax Year commencing on July 1, 2015. If the Base Tax Amount shall be reduced, for any reason, such lesser amount shall be the Base Tax Amount used to compute Tenant’s Tax Share of any increase in Taxes for such Tax Year.

(b)          “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority (including, without limitation, any taxes, assessments or charges imposed upon or against the Project, Landlord or the owner of the Project by any business improvement district (collectively, “Bid Taxes”)), (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by tenants directly to the taxing authority and (iii) any actual expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate. If at any time the method of taxation shall be altered so that in lieu of or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”; provided, that any such substitute taxes shall be calculated as if the Project were the sole property owned by Landlord. If (A) Landlord or a Superior Lessor is an entity exempt from the payment of taxes described in clauses (i) and (ii), but is required to make payments in lieu of Taxes, then there shall be included in Taxes the actual amount of such payments so required to be made and (B) a portion, but not all of the Real Property is exempt from the payment of taxes described in clauses (i) and (ii) and no payments in lieu of Taxes are required to be paid by Landlord or any Superior Lessor in respect thereof, then there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such partial exemption did not exist and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable in the absence of such exemption. Except as permitted in this Section 2.04(b), “Taxes” shall not include (I) any federal, state or local, inheritance, estate, succession, franchise, capital stock, transfer, value added, personal property, mortgage, mortgage recording, unincorporated business, franchise, gross receipts or revenues, payroll or stamp, gift, corporation, income, gains, sales or profit tax, fee or charge, capital levy, or similar tax or (II) any fines, penalties or interest for late payment; provided, Tenant shall have timely paid Tenant’s Tax Payment for the applicable period. Any assessments and special assessments included in Taxes which may be paid in installments without interest shall be deemed payable in the maximum number of installments permitted by Law without incurring any penalties, and only such installment(s) as are payable within any Tax Year shall be included in Taxes for such Tax Year for the purposes of this Lease.

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(c)          “Tax Year” means each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d)          (i) “Tenant’s 225 Tax Share” means 32.83% in respect of the entire 225 Premises, determined by dividing the rentable area of the 225 Premises by 503,088, which the parties agree is conclusively deemed to constitute the rentable area of the 225 Building. Tenant’s Tax Share in respect of any applicable portion of the 225 Premises shall be determined by dividing the rentable square footage of such space by 503,088.

(ii) “Tenant’s 233 Tax Share” means 18.5% in respect of the entire 233 Premises, determined by dividing the rentable area of the 233 Premises by 156,683, which the parties agree is conclusively deemed to constitute the rentable area of the 233 Building. Tenant’s Tax Share in respect of any applicable portion of the 233 Premises shall be determined by dividing the rentable square footage of such space by 156,683.

(iii) “Tenant’s Tax Share” means, collectively, Tenant’s 225 Tax Share and Tenant’s 233 Tax Share. For any period of time in which the Rent Commencement Date has occurred in respect of a portion but not all of the 225 Premises and/or the 233 Premises, all references in this Lease to Tenant’s Tax Share, Tenant’s 225 Tax Share and Tenant’s 233 Tax Share shall be deemed to mean only the fraction, expressed as a percentage, the numerator of which is the rentable area of the portion of the space in respect of which the Rent Commencement Date has occurred and the denominator of which is the rentable area of the 225 Building or the 233 Building, as applicable.

(e)          From and after the applicable Rent Commencement Date for any portion of the Premises, if Taxes for any Tax Year (including the Tax Year in which such Rent Commencement Date occurs) shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share applicable to such portion of the Premises, of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord shall give Tenant a statement showing the computation of Tenant’s Tax Share, which statement shall cover only those Taxes which Landlord is then required to pay to the taxing authority and such statement shall be accompanied by copies of the applicable tax bills or other evidence showing the Taxes or tax assessments. If there shall be any increase or decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.

(f)          If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall pay to Tenant Tenant’s Tax Share of the net refund (after deducting from such refund the actual costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year); provided, that (i) Tenant shall not be eligible to receive such payment if Tenant is in default under the Lease beyond any notice and grace period, if applicable, and (ii) such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

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(g)          If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.04, and Tenant shall pay the deficiency within ten (10) days after demand together with reasonably supporting documentation therefor.

2.05        Tax Protest.

(a)          Only Landlord shall have the right to institute tax reduction or other proceedings to reduce the Taxes or the assessed valuation of the Project or any portion thereof, and Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives any right Tenant may have to institute such proceedings.

(b)          Landlord shall, with respect to each Tax Year, file an administrative action(s) or court proceedings under applicable law as shall be necessary to protest the assessed valuation of the Project (a “Tax Protest”); provided, that Landlord shall not be required to pursue a Tax Protest if Landlord obtains with respect to such Tax Year a letter from Landlord’s certiorari attorney or consultant that it would not be advisable or productive to pursue a Tax Contest. Upon Tenant’s request, Landlord shall furnish Tenant with a copy of each such letter promptly after Landlord obtains the same.

2.06        Tax Provisions. (a) In any case provided in Section 2.04 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default under this Lease beyond any applicable notice or grace period) Landlord shall refund to Tenant the unapplied balance of such credit.

(b)          Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of an incorrect statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor.

(c)          Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes. If the Building shall be condominiumized, then Tenant’s Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes of the Building as Tenant would pay in the absence of such condominimization.

(d)          Each Tax Payment in respect of a Tax Year, which begins prior to the Rent Commencement Date applicable to any portion of the Premises or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.04(f), shall be prorated to correspond to that portion of such Tax Year occurring within the Term.

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2.07        Electric Charges. (a) The Premises shall be delivered to Tenant with operational submeter(s) which shall be maintained by Landlord’s at Landlord’s expense. If the electric service supplied to the Premises is supplied by more than one (1) submeter, then the readings will be aggregated through a totalizing meter and billed on a coincident demand basis as if billed through a single meter. Landlord shall, at Landlord’s expense, purchase and install the submeter(s) on or before the applicable Possession Date for such portion of the Premises. Tenant shall pay Landlord, as additional rent (hereinafter referred to as “Electricity Charges”), within ten (10) days after invoice from Landlord, for the kw hours and kw demand used by Tenant at the service classification under which the public utility charges for commercial redistribution for both supply and delivery of electric commensurate with the rate for the usage for electric as shown on Tenant’s meters, plus five (5%) percent thereof for providing, reading and billing the submetering service; provided that in no event shall Tenant be entitled to time of day rates. Landlord shall have the sole right to select the provider of electricity for the Building.

(b)          If it shall become unlawful for Landlord to submeter Tenant’s electric energy usage, such usage shall thereafter be paid for and measured as follows:

(i)          Electricity Charges shall be determined by a survey of the Premises made by an electrical consultant or electrical engineer chosen by Landlord. The survey so made will determine the number of kw hours and kw demand based on the electrical equipment and fixtures in the Premises and the period of use thereof, and based thereon will determine the value, expressed in dollars per year, of Tenant’s electric energy usage. The rate Tenant shall pay will be the service classification under which the public utility charges for commercial redistribution for both supply and delivery of electric commensurate with the rate of usage as shown by the survey, plus five (5%) percent of such amount for Landlord’s administrative costs; provided that in no event shall Tenant be entitled to time of day rates. The Electricity Charges so determined, as adjusted from time to time pursuant to subparagraphs (ii), (iii) and (iv), shall be paid by Tenant in equal monthly installments in advance on the first day of each month during the Term, without any set off or deduction of any kind.

(ii)         If the public utility rate schedule for the supply of electric current to the Building shall be increased or decreased subsequent to the date of the survey referred to above, or if there shall be an increase or decrease in the fuel adjustment or taxes, or if additional taxes, surcharges, or charges of any kind shall be imposed upon the sale or furnishing of such electric current, the Electricity Charges shall be increased or decreased by applying the changed rate, fuel adjustment and taxes to the kw hours and kw demand shown on the electric survey then in effect.

(iii)        If there shall be a change subsequent to the initial survey, or any future survey, in the Premises, or in the number of hours during which the Premises is used, or if Tenant’s failure to maintain its installations in good order and repair causes greater consumption of electric current, or if Tenant uses electricity for purposes other than the use permitted hereunder, or if Tenant adds any fixtures, machinery or equipment which significantly increases its electricity usage, the Electricity Charges, theretofore adjusted, shall be increased by applying to the additional kw hours and kw demand furnished by Landlord the Service Classification Rate under which the public utility bills Landlord commensurate with the rate for the usage as shown by the survey plus five (5%) percent of such amount for Landlord’s administrative costs (provided that in no event shall Tenant be entitled to time-of-day rates). If Tenant’s electricity usage shall decrease due to the use of its electric fixtures or equipment for lesser periods of time, or due to less or more efficient fixtures or equipment, the Electricity Charges, theretofore adjusted, shall be decreased by applying the Service Classification Rate aforesaid to the lesser kw hours and kw demand.

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(iv)        Landlord and Tenant shall each have the right from time to time during the Term to have an electric rate consultant or electrical engineer survey the electric current consumed by Tenant in the Premises. If such consultant determines that the value of the electric current furnished Tenant is more or less than the Electricity Charges, as most recently adjusted, such annual amount shall be further adjusted to equal the amount determined by said consultant. The cost of the survey shall be borne by the party ordering the same.

(v)         Landlord shall deliver a copy of the initial survey, and a copy of any future survey made pursuant to this Section 2.07(b), to Tenant, and Tenant shall have sixty (60) days within which it may protest the findings contained therein. If Tenant fails to protest within the sixty (60) day period, the findings contained in the survey shall be final. If Tenant protests within the sixty (60) day period (by sending Landlord a notice in the manner herein provided for the giving of notices), Tenant shall have a second survey made by an electric engineer or electric rate consultant of its choice, and deliver a copy thereof to Landlord within sixty (60) days of the date of the protest. If Landlord’s and Tenant’s surveyors are unable to agree upon the amount of electric energy consumed by Tenant, or the amount of any increase or decrease, or on any other matter contained in the surveys, the determination of the same shall be submitted to arbitration under the rules of the American Arbitration Association then obtaining. The determination of the electric rate consultant or engineer, or the American Arbitration Association if there is disagreement and the determination is submitted to arbitration made pursuant to this subparagraph, shall be binding on Landlord and Tenant. The parties hereto shall, within ten (10) days from the date of any such determination, execute, acknowledge and deliver to each other an agreement setting forth the adjusted Electricity Charges, but such increase or decrease shall be effective from the date of the increase or decrease (subparagraph (ii)), or change (subparagraph (iii)), or new survey (subparagraph (iv)), whether or not such agreement is executed, and notwithstanding the date of execution thereof.

(c)          Landlord shall not in any way be liable or responsible to Tenant, except where due to its negligence or willful misconduct, for any loss, damage or expense which Tenant may sustain or incur if, during the Term, by reason of the act or inaction of the public utility servicing the Project, either the quantity or character of electrical energy is changed or is no longer available or suitable for Tenant’s requirements. Landlord shall not be obligated to increase the existing electrical capacity of any portion of the Building’s systems, nor to provide any additional wiring or capacity to meet Tenant’s requirements, other than as set forth in Section 2.07(a). Tenant shall make no substantial alteration or addition to the electrical equipment in the Premises as of the commencement of the Term, nor increase the use of electricity in the Premises without the prior written consent of Landlord in each instance, which consent Landlord agrees not to unreasonably withhold or delay. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders of the Building or the risers or wiring installations, and further agrees that Tenant may not use any electrical equipment which, in Landlord’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by any other tenants of the Building.

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2.08        Manner of Payment. Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Rent, by wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a New York City bank which clears through the Clearing House Payments Company L.L.C. or successor thereto, in each case at the times provided herein without notice or demand and without setoff or counterclaim, except as may be expressly provided in this Lease. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. If Tenant fails to pay any Rent when due, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the lesser of (i) 1½% per month or (ii) the maximum rate permitted by law; provided, that in the case of the first such failure in any period of twelve (12) consecutive months, Tenant shall not be obligated to pay such interest unless Tenant’s failure to pay continues for more than five (5) days after written notice from Landlord (in which case the interest shall be payable from the due date of the payment in question). Any Additional Rent for which no due date is specified in this Lease shall be due and payable on the tenth (10th) day after the date of Landlord’s invoice therefor. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within ninety (90) days after receipt of same, Tenant notifies Landlord that it is disputing same. Notwithstanding anything to the contrary contained in this Lease, Rent shall be due and payable on the first day of the month and failure to pay such Rent on or prior to the first day of any month shall be considered a default under this Lease and interest shall accrue as provided in this Section 2.08.

2.09          Security. (a) (i) Concurrently with the execution and delivery of this Lease by Tenant, and as a condition to the effectiveness hereof, Tenant has delivered to Landlord, as security for the performance of Tenant’s obligations under this Lease (the “Security Deposit”), either (x) an unconditional, irrevocable letter of credit (the “Letter of Credit”) in the amount of $4,000,000.00 in the form annexed hereto as Exhibit J and issued by a bank satisfactory to Landlord (such bank, the “Issuing Bank”) and at a minimum having a long-term issuer credit rating from Standard & Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or (y) $4,000,000.00 by wire transfer of immediately available funds; provided, that if Tenant delivers to Landlord such cash security, then within thirty (30) days after the date of this Lease, Tenant shall deliver to Landlord the Letter of Credit and, within five (5) Business Days after receipt of the Letter of Credit, Landlord shall return to Tenant the cash security. The Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (A) expire on the date which is ninety-one (91) days after the expiration or earlier termination of this Lease (the “LC Date”) or (B) be automatically self-renewing until the LC Date. Within ten (10) days after Landlord gives to Tenant notice that the Port Authority of New York and New Jersey has vacated the Phase I Premises, the amount of the Security Deposit shall be increased to $8,000,000.00, and Tenant shall deliver to Landlord (within such ten (10) day period) either an amendment to the Letter of Credit in form reasonably acceptable to Landlord so increasing the amount of the Letter of Credit, or a replacement Letter of Credit in a form reasonably acceptable to Landlord such that the Security Deposit held by Landlord shall be $8,000,000.00. On the Phase I Possession Date, the amount of the Security Deposit shall be further increased to $15,000,000.00, and Tenant shall deliver to Landlord (on or before the Phase I Possession Date) either an amendment to the Letter of Credit in form reasonably acceptable to Landlord so increasing the amount of the Letter of Credit, or a replacement Letter of Credit to Landlord, such that the Security Deposit held by Landlord shall be $15,000,000.00. If any Letter of Credit is not renewed at least thirty (30) days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease. Landlord may draw on the Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease. If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof), Tenant shall upon demand deposit with Landlord a sum equal to the amount so drawn by Landlord.

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(ii)         If the Issuing Bank’s credit rating is reduced below A, or if the financial condition the Issuing Bank changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a replacement Letter of Credit (a “Replacement Letter”) that complies in all respects with the requirements of Section 2.09(a)(i) within ten (10) Business Days following Landlord’s written demand. If the Issuing Bank of any Letter held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity then, effective as of the date such receivership or conservatorship occurs, said Letter shall be deemed not to meet the requirements of Section 2.09(a)(i), and Tenant shall obtain from a different issuer a Replacement Letter that complies in all respects with the requirements of Section 2.09(a)(i) within ten (10) Business Days following Landlord's written demand. If Tenant fails to deliver to Landlord a Replacement Letter within the time limits set forth in this Section 2.09(a)(ii), the same shall constitute a default and Landlord may draw down the full amount of the existing Letter without further notice or demand and retain the proceeds thereof as substitute security, provided the same shall not constitute a waiver of such default or limit any of Landlord’s rights or remedies relating thereto (including, without limitation, the right to terminate this Lease under Section 6.03).

(b)          (i)  Tenant may give to Landlord, at any time on or after the second anniversary of the Phase II Rent Commencement Date, a notice (the “First Reduction Notice”) accompanied by evidence reasonably satisfactory to Landlord that Tenant’s net income (excluding depreciation, non-cash amortization and non-cash based compensation expense) as determined in accordance with GAAP for each of the two (2) consecutive calendar years preceding the giving of the First Reduction Notice were not less than the annual Rent payable by Tenant under this Lease in the calendar year in which the First Reduction Notice is given. If Tenant gives a First Reduction Notice, and provided that Tenant is not then, and has not previously been, in default under this Lease beyond any applicable notice and grace period, then the amount of the Security Deposit shall be reduced to $12,000,000.00 (the “First Reduction”). Tenant shall deliver to Landlord an amendment to the Letter of Credit (or a replacement Letter of Credit) in form reasonably satisfactory to Landlord reflecting the First Reduction, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof.

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(ii)          Provided that the First Reduction shall have occurred, Tenant may give to Landlord, at any time on or after the fifth anniversary of the Phase II Rent Commencement Date, a notice (the “Second Reduction Notice”) accompanied by evidence reasonably satisfactory to Landlord that Tenant’s net income (excluding depreciation, non-cash amortization and non-cash based compensation expense) as determined in accordance with GAAP for each of the five (5) consecutive calendar years preceding the giving of the Second Reduction Notice were not less than the annual Rent payable by Tenant under this Lease in the calendar year in which the Second Reduction Notice is given. If Tenant gives a Second Reduction Notice, and provided that Tenant is not then, and has not been previously been, in default under this Lease beyond any applicable notice and grace period, then the amount of the Security Deposit shall be reduced to $10,000,000.00 (the “Second Reduction”). Tenant shall deliver to Landlord an amendment to the Letter of Credit (or a replacement Letter of Credit) in form reasonably satisfactory to Landlord reflecting the Second Reduction, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof.

(c)          Provided Tenant is not in default under this Lease and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, on or before the LC Date: (i) Landlord shall return to Tenant the Letter (or the proceeds thereof) then held by Landlord or (ii) if Landlord shall have drawn upon such Letter (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter remaining in Landlord’s possession.

(d)          Upon reasonable request by Landlord, but not more than once per calendar year, Tenant shall provide to Landlord an income statement and balance sheet for Tenant as of the end of Tenant’s most recent fiscal year, which shall include any footnotes necessary to understand such statements, but may otherwise be redacted by Tenant at Tenant’s discretion.

2.10          Expense Escalation. (a)Tenant shall pay on account of the operating expenses of the Building the following annual amounts (such amount with respect to any Lease Year, the “Expense Escalation”): (i) with respect to the first Lease Year, the product of (A) one percent (1.0%) multiplied by (B) the Fixed Rent payable with respect to such Lease Year and (ii) with respect to each Lease Year thereafter, the product of (A) one percent (1.0%) multiplied by (B) the sum of (x) the Fixed Rent payable with respect to such Lease Year and (y) the Expense Escalation payable with respect to the immediately preceding Lease Year. The Expense Escalation shall be payable by Tenant in equal monthly installments in advance on the first day of the second Lease Year and on the first day of each calendar month thereafter during the Term and shall be deemed a recurring Additional Rent for all purposes of this Lease. If the Fixed Rent payable in respect of any Lease Year shall increase during such Lease Year by reason of the occurrence of the Phase II Rent Commencement Date, the Expense Escalation shall be increased accordingly.

(b)          The first “Lease Year” is the period commencing on the Phase I Rent Commencement Date and ending on the last day of the calendar month in which the one year anniversary of the Phase I Rent Commencement Date. Each subsequent Lease Year is the next succeeding twelve (12) month period, provided that the last Lease Year shall end on the Expiration Date.

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ARTICLE 3

Landlord Covenants

3.01        Landlord Services. (a) From and after the date that Tenant first occupies any applicable portion of the Premises for the ordinary conduct of Tenant’s business, Landlord shall furnish the following services (collectively, “Landlord Services”) to such portion of the Premises:

(i)          (A) heat to the Premises from 8:00 a.m. to 7:00 p.m. on Business Days and from 8:00 a.m. to 1:00 p.m. on Saturdays and (B) air-conditioning to the Premises from 8:00 a.m. to 7:00 p.m. on Business Days and from 8:00 am to 1:00 pm on Saturdays, substantially in accordance with the design specifications set forth in Exhibit I attached hereto; if Tenant shall require heat or air conditioning services at any other times, Landlord shall furnish such service at a rate that reasonably reflects the actual cost to Landlord of providing the service in question, which shall in no event be less than $150.00 per hour; Air-conditioning shall only be available from May 1st through October 15th, and heat shall only be available from October 16th through April 15; As used in this Lease, “Business Hours” means 8:00 a.m. to 6:00 p.m.  “Business Days” means all days except Saturdays, Sundays and holidays which shall include (but shall not be limited to) days which are either (x) observed by both the federal and the state governments as legal holidays or (y) designated as a holiday by the applicable building service union employee service contract or operating engineers contract.

(ii)         Tenant shall have exclusive use of the passenger elevator cabs as identified on Exhibit B-7-1 as elevator cabs 12, 13, 14, 15, 16 and 17 (collectively, “Tenant’s Exclusive Elevators”); provided, that passenger elevator cabs 16 and 17 shall be available to Tenant only from and after the Pavilion Outside Date;

(iii)        freight elevator service to the Premises on a first come-first served basis (i.e., no advance scheduling) from 8:00 a.m. to 5:00 p.m. on Business Days at no additional charge to Tenant, and on a reserved basis at all other times upon the payment of Landlord’s actual cost for the use of the freight elevator and loading dock including, without limitation, the cost of an operator for the elevator; the use of all elevators shall be on a nonexclusive basis (provided, that Tenant shall receive up to eighty (80) hours of overtime freight elevator service in the aggregate without charge in connection with Tenant’s move-in and Tenant’s Initial Improvements to the Premises);

(iv)        reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet to be installed at Tenant’s expense located on the floor on which the Premises is located (within the core of the Building), and the cost of heating such water, as well as the cost of piping and supplying such water to the Premises, shall be paid by Tenant; Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of cold water and/or hot water if Tenant requires water for any purposes other than lavatory and cleaning, in which event Tenant shall reimburse Landlord for the quantities of cold water and hot water shown on such meters (including Landlord’s standard charge for the production of such hot water, if produced by Landlord), within ten (10) days after demand together with a reasonably detailed statement therefor;

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(v)         (A) electrical capacity of not less than six (6) watts, demand load (i.e., not less than 400 amps at 208 volts in respect of the entire Office Premises), exclusive of the HVAC system serving the Office Premises, per useable square foot contained in the Office Premises; such electrical capacity shall be available at the electrical closet on each floor of the Building on which the Office Premises is located (it being understood that Tenant shall be responsible for distributing such electrical capacity from the electrical closet throughout the Office Premises) and (B) an adequate quantity of electrical capacity to the 18th Street Lobby for ordinary lobby purposes; in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use; and

(vi)        cleaning services in accordance with Exhibit D attached hereto. Landlord shall not be required to perform any (A) extra cleaning work in the Premises required because of (w) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (x) interior glass partitions or an unusual quantity of interior glass surfaces, (y) non-building standard materials or finishes installed in the Premises and/or (z) the use of the Premises other than during Business Hours on Business Days and/or (B) removal from the Premises and the Building of any refuse of Tenant (x) in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse and/or (y) at times other than Landlord’s standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, or other special purposes requiring greater or more difficult cleaning work than office areas, and Tenant shall retain Landlord’s cleaning staff or Landlord’s cleaning contractor (whose rates shall be commercially competitive), as applicable, to perform such cleaning at Tenant’s expense. Landlord’s cleaning staff or Landlord’s cleaning contractor, as applicable, shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises;

(vii)       security in the Building 24 hours per day, 7 days per week, 365 days per year of a type appropriate to Comparable Buildings; provided, that except to the extent due to Landlord’s negligence or willful misconduct, Landlord shall have no liability to Tenant (or anyone claiming through or under Tenant) for loss to Tenant (or such other person) or their agents, contractors, employees, invitees or licensees, arising out of theft, burglary or damage or injury to persons or property caused by persons gaining access to the Building or other causes; provided, further, that Tenant (and not Landlord) shall be responsible for providing security in the 18th St. Lobby in accordance with Article 10;

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(viii)      emergency power through the emergency generator(s) for the Building sufficient to make operational the base Building life safety equipment as required by applicable Laws, including sufficient emergency power (A) to operate at least one elevator in the elevator bank serving the Premises and the Building fire pump and (B) to provide emergency lighting in the stairways; and

(ix)        access to the Premises 24 hours per day, 7 days per week.

3.02          General Service Provisions. (a)  Landlord may stop or interrupt any Landlord Services, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Landlord shall have no liability to Tenant by reason of any stoppage or interruption of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within the Project to provide restoration of any Landlord Services and, where the cessation or interruption of such Landlord Services has occurred due to circumstances or conditions beyond the Project boundaries, to cause the same to be restored by diligent application or request to the provider.

(b)          Notwithstanding the provisions of Section 3.02(a), if, as a result of Landlord’s negligence or willful failure to perform an obligation or to provide a service that is Landlord’s obligations under Section 3.01(a) (other than by reason of Unavoidable Delay), any Substantial Portion of the Premises becomes untenantable for the conduct of Tenant’s ordinary business for a period of seven (7) consecutive Business Days, then, provided Tenant shall not have used such Substantial Portion of the Premises for the conduct of Tenant’s ordinary business at any time during such period, the Fixed Rent, the Tax Payment, and payments on account of Expense Escalations shall abate on a pro rata basis with respect to such Substantial Portion of the Premises commencing on the eighth (8th) Business Day after such service is interrupted until the earlier of (i) the date on which such Substantial Portion of the Premises becomes accessible and usable for the conduct of Tenant’s ordinary business (provided, that if the Premises would have been accessible and usable for the conduct of Tenant’s ordinary business at an earlier date but for any act, neglect, failure or omission of Tenant, its agents, servants, contractors, architects, engineers or employees, then the Premises shall be deemed to have been accessible and usable for the conduct of Tenant’s ordinary business on such earlier date and the abatement shall cease) and (ii) the date Tenant or any permitted subtenant reoccupies such Substantial Portion of the Premises for the ordinary conduct of business (in which case the Fixed Rent, the Tax Payment, and payments on account of Expense Escalations allocable to such reoccupied portion shall be payable by Tenant from the date of such reoccupancy). The provisions of this Section 3.02(b) shall not apply in the case of a Casualty, which is covered by Section 7.05. “Substantial Portion” as used in Section 3.02(b) above, means any portion of the Premises consisting of 10,000 or more contiguous rentable square feet.

(c)          Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any applicable notice and/or grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service during such hours.

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(d)          “Rules and Regulations” means the rules and regulations attached hereto as Exhibit C, as the same may be modified or amended from time to time. If there is any conflict between the provisions of the Rules and Regulations and the provisions of this Lease, the provisions of this Lease will control.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01        Initial Improvements. (a)  (i) Prior to the Possession Date for each applicable portion of the Premises, Landlord, at Landlord’s expense, shall perform or cause to be performed the work described on Exhibit E-1 (collectively, “Landlord’s Pre-Delivery Work”) applicable to such portion of the Premises. On each Possession Date, Tenant shall accept the applicable portion of the Premises in its “as is” condition on such date, subject to the completion of any Punch List Items and Landlord’s obligations under Section 4.01(a)(ii) and Section 4.05(b).

(ii)         After the Possession Date for each applicable portion of the Phase I Premises, and concurrently with the performance by Tenant of Tenant’s Initial Improvements therein, Landlord, at Landlord’s expense, shall perform or cause to be performed the work set forth on Exhibit E-2 annexed hereto (collectively, “Landlord’s Phase I Post-Delivery Work”; together with Landlord’s Pre-Delivery Work, “Landlord’s Work”). Landlord and Tenant shall cooperate in the concurrent performance of Landlord’s Phase I Post-Delivery Work and Tenant’s Initial Improvements in the applicable portion of the Premises (including, without limitation, providing to Landlord access to the Roof and the Terrace through the 13th Floor and the 14th Floor).

(iii)        Landlord’s Work shall be performed in accordance with all applicable Laws and in a good and workmanlike manner, using materials and equipment consistent with the standards of Comparable Buildings. Landlord shall provide to Tenant copies of the plans and specifications for Landlord’s Work. Landlord shall consult with Tenant concerning such plans, but Landlord shall have no obligation to accept any of Tenant’s comments with respect thereto.

(iv)        All improvements which do not constitute Landlord’s Work shall be performed by Tenant at Tenant’s expense in accordance with the applicable provisions of this Lease.

(v)         If any item of Landlord’s Phase I Post-Delivery Work shall not have been substantially completed on or before December 1, 2015 (as the same shall be extended on a day-for-day basis for each day of Tenant Delay or Unavoidable Delay, the “Phase I Post-Delivery Outside Date”)), then, as Tenant’s sole and exclusive remedy therefor, the Phase I Rent Commencement Date shall be postponed beyond the date on which it otherwise would have occurred by one day for each day after the Phase I Post-Delivery Outside Date until the date that all items of Landlord’s Phase I Post-Delivery Work are substantially complete.

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(b)          Tenant shall improve the Premises, the Roof and the Terrace in accordance with detailed specifications and working drawings to be prepared by Tenant’s architect. The detailed specifications and working drawings are hereinafter referred to as “Tenant’s Plans”, and the work shown on Tenant’s Plans is hereinafter referred to as “Tenant’s Initial Improvements”.

(c)          Tenant shall proceed forthwith to cause Tenant’s Plans to be prepared by an architect licensed as such in the State of New York. Tenant’s Plans, including structural and mechanical drawings and specifications, shall be prepared at Tenant’s sole cost and expense. Tenant shall submit five (5) sets of Tenant’s Plans and two (2) CAD discs which shall contain such Tenant’s Plans in CAD format to Landlord for Landlord’s approval. Landlord agrees to review Tenant’s Plans and to approve the same or make written exceptions thereto within twenty (20) days from the date of the submission of the plans. Landlord agrees not to unreasonably withhold or delay its approval of Tenant’s Plans, and failure by Landlord to provide the written exceptions within the twenty (20) day period aforesaid shall be deemed approval of Tenant’s Plans. If Landlord disapproves Tenant’s Plans, then the review process described in the immediately preceding provisions of this Section 4.01(c) shall be repeated until such time that Tenant has secured Landlord’s approval of Tenant’s Plans in accordance with the terms and conditions hereof. If Landlord disapproves Tenant’s Plans, Tenant shall revise them and re submit them to Landlord for approval. Upon approval by Landlord of Tenant’s Plans, Tenant shall submit the same to the New York City Department of Buildings for approval and for issuance of a building permit to perform Tenant’s Initial Improvements. Landlord agrees, at Tenant’s cost and expense, to cooperate with Tenant and Tenant’s architect and engineer in providing information needed for the preparation of Tenant’s Plans, the application for a building permit and all other permits required for Tenant’s Initial Improvements, and to promptly execute all documents required to be signed by Landlord.

(d)          Tenant shall hire a reputable general contractor, construction manager or subcontractors and materialmen (hereinafter “Contractor(s)”) to be reasonably approved by Landlord to perform Tenant’s Initial Improvements in a good and workmanlike manner in accordance with (x) the approved Tenant’s Plans and any material amendments or additions thereto approved by Tenant and Landlord and all municipal authorities having jurisdiction, and (y) all provisions of Laws and any and all permits and other requirements specified by any ordinance, law or public regulation. Tenant shall cause the Contractor(s) to obtain and maintain throughout the work, Workers’ Compensation Insurance and New York State Disability Insurance in the amounts required under any applicable Laws and commercial general liability insurance, including contractual liability coverage, in an amount of not less than $2 million combined single limit for bodily injury or death for any one occurrence, and for property damage, plus a $5 million umbrella policy. The liability coverage shall name Landlord, 225 Fourth Company and Orda Management Corporation as additional insured parties, and Tenant shall deliver to Landlord proper certificates of insurance confirming the coverages described above prior to commencement of Tenant’s Initial Improvements. If Tenant acts as its own General Contractor or Construction Manager, Tenant shall obtain and maintain such insurance.

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(e)          Landlord shall contribute up to a maximum amount of (x) $12,352,275.00, toward the cost of Tenant’s Initial Improvements, (y) $250,000.00, toward the cost of Alterations to the Terrace (the “Terrace Contribution”) and (z) $500,000.00 toward the cost of Alterations to the Roof and the Pavilion (the “Pavilion Contribution”) ((x), (y) (z), collectively, “Landlord’s Contribution”) upon the following terms and conditions:

(i)          Landlord’s Contribution shall be payable to Tenant (or to Tenant’s general contractor or construction manager, as directed by Tenant) in installments as Tenant’s Initial Improvements progresses, but in no event more frequently than monthly. Installments of Landlord’s Contribution shall be payable by Landlord within twenty (20) days following Tenant’s satisfaction of each of the conditions required for disbursement set forth in this Section 4.01(e).

(ii)        Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (A) paid invoices (or invoices if Tenant shall be directing Landlord to pay Tenant’s general contractor or construction manager) for Tenant’s Initial Improvements performed or incurred since the last disbursement of Landlord’s Contribution, (B) a certificate signed by Tenant’s architect and an officer of Tenant certifying that Tenant’s Initial Improvements and services represented by the aforesaid invoices have been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord and have not been the subject of a prior disbursement of Landlord’s Contribution (provided such certificate shall not be required for any invoices solely for Qualified Soft Costs) and (C) partial releases and waivers of liens from all contractors, subcontractors, consultants and material suppliers for whom payment is sought. Each installment payment of Landlord’s Contribution shall be limited to an amount equal to the amount requested by Tenant pursuant to clause (A) above. In addition, Landlord shall be permitted to retain from each disbursement an amount equal to 10% of the amount requested to be disbursed by Tenant. The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all Tenant’s Initial Improvements and upon receipt from Tenant of (x) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all of Tenant’s Initial Improvements has been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, (y) all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, and (z) a general release (or final releases and waivers of liens) from all contractors, subcontractors, consultants and material suppliers engaged in performing Tenant’s Initial Improvements releasing Landlord and Tenant from all liability for any of Tenant’s Initial Improvements (or, in the case of any subcontractor or material supplier that supplied services or materials for Tenant’s Initial Improvements costing less than $25,000, an indemnity agreement in the form attached hereto as Exhibit K).

(iii)        Tenant is not then in default under this Lease (or if Tenant is then in default and such default is thereafter cured and this Lease is in full force and effect and no other default is then outstanding, then Tenant shall thereafter be entitled to payment hereunder, subject to the other provisions of this Section 4.01).

(iv)        In no event shall Tenant be entitled to payment from Landlord’s Contribution for Qualified Soft Costs in excess of 15% of Landlord’s Contribution in the aggregate.

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(v)         In no event shall Tenant be entitled to payment from Landlord’s Contribution in excess of (A) $65.00 per rentable square foot for any floor of the Office Premises, (B) $250,000.00 for any Alterations to the Terrace and (C) $500,000.00 for any Alterations to the Roof and the Pavilion.

(f)          The right to receive reimbursement for the cost of Tenant’s Initial Improvements as set forth in this Section 4.01(f) shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity. Without in any way limiting the provisions of Section 6.12(b), Tenant shall indemnify and hold harmless each Indemnified Party from and against any and all liability, damages, claims, costs or expenses arising out of or relating to Landlord’s payment of any installment of Landlord’s Contribution directly to Tenant’s general contractor or construction manager, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.

(g)          “Qualified Soft Costs” means “soft costs” (including, without limitation, fees and expenses of third-party architects, engineers and technical consultants and filing fees) incurred by Tenant in connection with Tenant’s Initial Improvements.

(h)          All fees payable to municipal authorities by reason of Tenant’s Initial Improvements, and by reason of any hook up into the Building’s existing fire alarm and communication systems, shall be part of, and not in addition to, Landlord’s Contribution.

(i)           If, on the Phase II Rent Commencement Date, there remains any amount of Landlord’s Contribution that has not been disbursed for Tenant’s Initial Improvements, and provided that Tenant shall have completed any portion of Tenant’s Initial Improvements commenced by Tenant in accordance with the terms and conditions of this Lease, Landlord shall have received the items set forth in clause (3) of Section 4.01(e)(B) hereof, then such remaining amount of Landlord’s Contribution that has not been disbursed may, at the election of Tenant, be applied as a rent credit against the next accruing installment(s) of Fixed Rent due under this Lease; and thereafter Landlord shall be under no obligation to make any further payments to Tenant for Landlord’s Contribution or otherwise with respect to Tenant’s Initial Improvements. Notwithstanding the foregoing, Tenant shall not be entitled to make any requisition for a disbursement for any portion of Landlord’s Contribution later than the second (2nd) anniversary of the last Possession Date to occur (such 2nd anniversary date, the “Outside Requisition Date”) and if Tenant shall fail to make any such Tenant requisition for a disbursement in connection with Tenant’s performance of Tenant’s Initial Improvements on or before the Outside Requisition Date, then Tenant shall waive Tenant’s right to receive any payment theretofore in connection therewith.

(j)           Tenant shall pay to Landlord, within ten (10) days after being billed therefor, the reasonable actual out-of-pocket fees and disbursements paid by Landlord to architects, engineers and other technical advisors for reviewing Tenant’s Plans and inspecting Tenant’s Initial Improvements.

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4.02        Alterations. (a) Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior written approval. Provided Tenant is not in default under this Lease beyond any applicable notice and/or cure period, Landlord shall not unreasonably withhold its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (ii) is structural or affects the strength of the Building, (iii) affects the usage or the proper functioning of any of the Building systems, (iv) has a cost greater than $300,000, (v) requires the consent of any Superior Mortgagee or Superior Lessor, (vi) involves work in the 18th Street Lobby and/or (vii) requires a building permit. Tenant may perform Decorative Alterations to the Premises (but not the Terrace or the Roof) without Landlord’s consent, provided Tenant gives Landlord at least 10 Business Days prior notice of the performance of such Decorative Alterations and all such Decorative Alterations are made and performed in accordance with all of the applicable terms, covenants and conditions of this Lease (including, without limitation, the provisions of this Article 14). “Decorative Alterations” means Alterations to the Premises that (A) do not require a building permit or an amendment to the certificate of occupancy, (B) consist solely of workstation partitions, data and telecommunication wiring and cabling or ordinary painting, carpeting and wall coverings and (C) do not cost in excess of $300,000.00 per Alteration. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s Alterations (including Tenant’s Initial Improvements) include the installation of a Dining Facility where cooking will be done (other than any Dining Facility where only microwave cooking or reheating will be done), (x) Landlord shall have the right to approve, in Landlord’s sole discretion, the location of any utility lines serving each such Dining Facility (including, without limitation, any water lines), which utility lines Tenant acknowledges may not be located above any critical areas of any other tenant or occupant of the Building (including any computer rooms), (y) such Dining Facility shall have a dedicated exhaust system and all flues, vents, grease traps, and ansul systems and other similar items consistent in all material respects with the standards acceptable to Landlord and (z) all ducts and flues shall be installed within the Premises and shall follow a path through the Building, and shall exit the Building from a location, all as reasonably determined by Landlord.

(b)          Tenant, in connection with any Alteration, shall comply with the Rules and Regulations applicable thereto. Tenant shall not proceed with any Alteration (other than Decorative Alterations) unless and until Landlord approves Tenant’s plans and specifications (“Alteration Plans”) therefor in writing. Landlord shall have twenty (20) days from the submission of Tenant’s Alteration Plans to approve or disapprove of such plans. If Landlord fails to respond to Tenant’s request for Landlord’s approval to any Tenant’s Alteration Plans, within twenty (20) days after Landlord’s receipt of such request, then provided such request had included such plans and specifications and Tenant gives Landlord a second request (“Tenant’s Second Alterations Request”) for such approval and, provided Tenant’s Second Alterations Request states in bold capital letters: “IF LANDLORD FAILS TO RESPOND TO THIS REQUEST FOR APPROVAL OF THE PREVIOUSLY SUBMITTED PLANS AND SPECIFICATIONS WITHIN 5 BUSINESS DAYS FOLLOWING LANDLORD’S RECEIPT OF THIS REQUEST, THEN LANDLORD’S APPROVAL THEREOF SHALL BE DEEMED GRANTED IN ACCORDANCE WITH SECTION 4.02(b) OF THE LEASE”, and Landlord fails to respond to Tenant’s Second Alterations Request within five (5) Business Days following Landlord’s receipt of Tenant’s Second Alterations Request then, in such event, Landlord’s approval of the Alterations shown on such Tenant’s Alteration Plans shall be deemed to have been given as Tenant’s sole and exclusive remedy for Landlord’s failure to respond to Tenant’s request for Landlord’s approval of such plans and specifications. Within ten (10) days after delivery to Landlord of Tenant’s Plans for any floor of the Premises, Landlord shall provide an appropriate form ACP-5 with respect to such floor.

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(c)          Tenant shall pay to Landlord, within ten (10) days after being billed therefor, Landlord’s actual out-of-pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose) for reviewing Tenant’s Alteration Plans and inspecting Alterations; provided, that Tenant shall not be liable for any such costs or expenses in connection with any Superior Lessor’s or Superior Mortgagee’s review of Tenant’s Plans and/or inspection of Tenant’s Initial Improvements.

(d)          Before proceeding with any Alteration (other than Tenant’s Initial Improvements or Decorative Alterations) that will cost more than $300,000 (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (ii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than thirty (30) days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) copies of all submissions required pursuant to Laws, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as reasonably determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project as a result of such failure by Tenant, and the payment of any costs, damages or expenses resulting therefrom.

(e)          Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the Alteration Plans approved (or deemed approved) by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations in or to the systems of the Building shall be performed only by the contractor(s) designated by Landlord. The performance of any Alteration (including Tenant’s Initial Improvements) shall not be done in a manner which would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.

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(f)          Throughout the performance of Alterations, Tenant shall carry, and/or cause Tenant’s contractors to carry, worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord, 225 Fourth Company, Orda Management Corporation (or such other agent of Landlord) and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g)          Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 20 days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 20 day period, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within ten (10) days after receipt by Tenant of a reasonably detailed written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

(h)          Tenant shall deliver to Landlord, within thirty (30) days after the completion of an Alteration (other than Decorative Alterations), five (5) sets of “as-built” drawings thereof and two (2) CAD discs which shall contain such “as-built” drawings in CAD format, both of which shall have been prepared by Tenant’s architect. During the Term, Tenant shall keep records of Material Alterations including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(i)           All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

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(j)           Upon the request of Tenant, Landlord shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Laws requires Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so joining in such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.

(k)          Subject to Tenant’s compliance with the other provisions of this Section 4.02 and this Lease, including, without limitation, Tenant’s obligation to obtain Landlord’s approval of the Alterations Plans therefor, Tenant, at Tenant’s sole cost and expense, may install internal stairwells between contiguous floors of the Premises. Notwithstanding anything to the contrary contained herein, the foregoing Alteration shall be subject to the provisions of Section 4.03(d) hereof.

(l)          Subject to Tenant’s compliance with the other provisions of this Section 4.02 and this Lease, including, without limitation, Tenant’s obligation to obtain Landlord’s approval of the Alterations Plans therefor, Tenant, at Tenant’s sole cost and expense, may perform structural reinforcements to the floors of the Premises; subject to the rights of any tenants that lease or otherwise occupy the space below the floor or floors of the Premises to be structurally reinforced. Subject to the immediately preceding sentence, Landlord shall not unreasonably withhold its consent to structural reinforcement work to the Premises; for the avoidance of doubt, any structural reinforcement work shall be subject to the provisions of Section 4.03(d) hereof.

(m)          Subject to Tenant’s compliance with the other provisions of this Section 4.02 and this Lease, including, without limitation, Tenant’s obligation to obtain Landlord’s approval of the Alterations Plans therefor, Tenant, at its sole cost and expense, may install a security system and equipment in the Premises which are compatible or can be integrated with the Building’s security system. Landlord shall provide appropriate tie-ins for Tenant to integrate the Premises into the Building’s Class E system.

4.03        Landlord’s and Tenant’s Property. (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures constituting Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord. “Improvements and Betterments” means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance) and (ii) all carpeting in the Premises.

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(b)          All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property expressly identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c)          At or before the Expiration Date or any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or any earlier termination of this Lease, may, at the option of Landlord, upon five (5) days notice to Tenant, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(d)          Landlord, by written notice given to Tenant at any time no later than six (6) months prior to the Expiration Date or not later than thirty (30) days after any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.03(a), to remove all or any Fixtures, Improvements and Betterments that do not constitute a standard office installation or cost materially more to demolish or remove than standard office installations, such as, by way of example only, kitchens, vaults, safes, structurally reinforced floors, raised flooring and interior stairwells (collectively, “Specialty Alterations”); provided, that Specialty Alterations shall not include any improvements that constitute (i) Landlord’s Work, (ii) solely decorative work or a standard office installation or (iii) any alterations or improvements installed by or on behalf of a subtenant occupying any portion of the Premises pursuant to Landlord’s exercise of an option describe in Section 5.02(b)(i) below. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within fifteen (15) days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.

4.04          Access and Changes to Building. (a) Landlord reserves the right, at any time, to make changes in or to the Project (other than the Premises) as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not (i) deprive Tenant of reasonable access to the Premises, (ii) deprive Tenant of exclusive use of the 18th St. Lobby (but subject to the provisions of Section 10.03), (iii) deprive Tenant of exclusive use of the Terrace or the Roof (except to the extent required by Law), (iv) permanently reduce the number of Tenant’s Exclusive Elevators serving the Premises or (v) adversely affect the first-class nature of the Project. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business.

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(b)          The Premises consists only of the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises. All other portions of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises (except to the extent provided in Article 11), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to change the name or address of the Building at any time and from time to time. Landlord shall permit Tenant to use a reasonable amount of shaft space in the Building for the installation of telecommunications conduit.

(c)          Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by Law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable; provided that such closure does not unreasonably interfere with Tenant’s use or occupancy of the Premises or access thereto.

(d)          Landlord and persons authorized by Landlord shall have the right, upon prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect the Premises or to perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective purchasers or others and, during the last 20 months of the Term, to prospective tenants. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises for the ordinary conduit of Tenant’s business in connection with the exercise of Landlord’s rights under this Section 4.04(d). Landlord shall have no liability to Tenant by reason of any such entry, except to the extent resulting from the negligence or willful misconduct of Landlord. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except as otherwise set forth in this Lease.

4.05          Repairs. (a) Except to the extent the same are Landlord’s obligations under this Lease, Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall, subject to the terms and conditions of Section 4.03(d) herein, surrender the same to Landlord in the same condition as when first occupied, reasonable wear and tear excepted. Subject to the provisions of Section 7.03 below, Tenant’s obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows (including, without limitation, any solar film attached thereto), the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform shall be performed by Landlord at Tenant’s expense. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building.

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(b)          Subject to the second sentence of Section 4.05(a), Landlord, at Landlord’s expense, shall operate, maintain, repair and replace (if necessary) (i) all structural elements of the Building, such as, by way of example only, the roof, foundation, footings, exterior walls and load-bearing columns, (ii) all common and public service areas of the Building, including, without limitation, Tenant’s Exclusive Elevators (but specifically excluding the 18th Street Lobby), (iii) all Building systems serving the common and public service areas and the Premises (including all core fire and life safety systems and devices), (iv) all components of the electrical, mechanical, plumbing, heating and air conditioning systems of the Building serving the Premises, and (v) subject to the provisions of Section 7.03 below, all repairs or replacements to the Project and the Premises to the extent necessitated by the negligence or willful misconduct of Landlord, its agents, contractors or employees, all in such manner as is consistent with the maintenance, operation and repair standards of Comparable Buildings.

4.06          Compliance with Laws. (a) Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s specific manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required to operate its business at the Premises. Anything contained in this Lease to the contrary notwithstanding, as part of Tenant’s Initial Improvements, Tenant shall perform all work and make all installations necessary in order to fully sprinkler the Premises in compliance with the provisions of Local Law 5 of the New York City Administrative Code, as approved January 18, 1973, as amended from time to time (whether or not the Building is sprinklered or required to be sprinklered by such law).

(b)          Anything in this Section 4.06 to the contrary notwithstanding, Tenant need not comply with any Law so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with this Section 4.06(b). Tenant, at Tenant’s expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any Law; provided that (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Project, or any part thereof, be subject to being condemned or vacated, nor shall the Project, or any part thereof, be subjected to any lien or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (ii) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), resulting from or incurred in connection with such contest or non-compliance; (iii) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (v) Tenant shall keep Landlord advised as to the status of such proceedings.

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(c)          Except to the extent the same is Tenant’s responsibility pursuant to Section 4.06(a) or (b) or elsewhere in this Lease, Landlord shall comply with all Laws applicable to the common areas of the Building generally made available to tenants of the Building, but only if Tenant’s use of the Premises or the construction of Tenant’s Alterations (including Tenant’s Initial Improvements) shall be adversely affected by non compliance therewith (other than to a de minimis extent), subject to Landlord’s right to contest the applicability or legality of such Laws.

(d)          (i) If at any time during the performance of Tenant’s Initial Improvements there shall be discovered in the Premises any asbestos or asbestos containing materials (“ACM”) which were not introduced by Tenant or anyone claiming by, through or under Tenant, then Landlord, at Landlord’s expense, shall promptly remove or remediate the same as required by applicable Laws. If and to the extent Landlord is obligated to remove or remediate any ACM under this Section 4.06(d)(i), and the failure to remove or remediate same shall cause an actual delay in the substantial completion of Tenant’s Initial Improvements to the Premises beyond the then reasonably estimated scheduled date of such substantial completion, then, as Tenant’s sole and exclusive remedy therefor, the Rent Commencement Date in respect of the portion of the Premises as to which substantial completion of Tenant’s Initial Improvements is so delayed shall be postponed by one day for each day of such delay..

(ii)         If any violations of any applicable Laws relating to the Building or the Premises which are not due to any act or omission of Tenant, any subtenant of Tenant or their respective employees, representatives, agents or contractors (“Landlord’s Violations”) shall prevent Tenant from obtaining any governmental permits, Building Department sign-offs and/or inspection certificates required by Tenant for the performance of Tenant’s Initial Improvements, then, upon the giving of notice by Tenant to Landlord of such prevention and of the applicable Landlord’s Violations, Landlord shall promptly prosecute to completion the cure and removal of record of such Landlord’s Violations. If and to the extent Landlord is obligated to cure and remove any Landlord’s Violations under this Section 4.06(d)(ii), and the failure to complete such cure and removal shall (i) cause an actual delay in the substantial completion of Tenant’s Initial Improvements to the Premises beyond the then reasonably estimated scheduled date of such substantial completion or (ii) prevent Tenant from obtaining final Building Department sign-offs which are a condition to Tenant occupying the Premises for its intended use, then, as Tenant’s sole remedy therefor, the Rent Commencement Date in respect of the portion of the Premises as to which substantial completion of Tenant’s Initial Improvements is so delayed shall be postponed by one day for each day of such delay. Landlord represents to Tenant that Exhibits H-1 and H-2 annexed hereto are true copies of the certificates of occupancy for the Building in effect as of the date of this Lease.

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(iii)        Notwithstanding anything to the contrary contained in this Lease, if any Landlord Delay occurs, and such Landlord Delay causes an actual delay in the substantial completion of Tenant’s Initial Improvements to the Premises beyond the then reasonably estimated scheduled date of such substantial completion, then, as Tenant’s sole remedy therefor, the Rent Commencement Date in respect of the portion of the Premises as to which substantial completion of Tenant’s Initial Improvements is so delayed shall be postponed by one day for each day of such delay.

(iv)          Any simultaneous periods of delay under Sections 4.06(d)(i), 4.06(d)(ii) and/or 4.06(d)(iii) shall be deemed to run concurrently, and any credits applied to the Fixed Rent thereunder shall not be “double” counted.

4.07        Tenant Advertising. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent. Notwithstanding the foregoing, Tenant may use the name and address of the Building for the limited purpose of a press release announcing the execution of this Lease. Tenant shall coordinate with Landlord the timing of any such press release.

4.08        Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within ten (10) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus two percent (2%) or (ii) the maximum rate permitted by law.

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ARTICLE 5

Assignment and Subletting

5.01        Assignment; Etc. (a) Subject to the further provisions of this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, the admission of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease or a sublease, as the case may be. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.

(b)          Notwithstanding Section 5.01(a), without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment.

(c)          Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; and (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease. “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is under common control with or is controlled by, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control by Tenant, directly or indirectly, of 51% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question. If, as and when, the assignee or subtenant is no longer an Affiliate of Tenant, Tenant shall promptly notify Landlord thereof and the provisions of this Article 5 shall then apply as if the assignment or sublease was then entered into with an entity that is not an Affiliate of Tenant.

(d)          The transactions described in Sections 5.01 (b) and (c) are “Permitted Transfers”, and a transferee permitted pursuant to a Permitted Transfer is a “Permitted Transferee”.

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5.02        Landlord’s Option Right. (a) If Tenant desires to assign this Lease or to enter into a Qualified Sublease (other than in accordance with Sections 5.01(b) or 5.01(c)), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the terms of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting (assuming that a subtenant will pay for Taxes, expense escalations and electricity as described in Article 2 herein in the same manner, and utilizing the same base year or base amount, as Tenant pays for such amounts under this Lease) and (iii) the proposed assignment or sublease commencement date. “Qualified Sublease” means a sublease (A) the rentable square footage of which, when aggregated with the rentable square footage of all other subleases then in effect, exceeds 55,500 rentable square feet and (B) that is for a term (taking into account any renewal options contained in such sublease) that constitutes more than fifty percent (50%) of the then remaining Term of this Lease.

(b)          Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant if the proposed transaction is a Qualified Sublease, (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a Qualified Sublease of all or substantially all of the Premises or a Qualified Sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises) or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a Qualified Sublease of a portion of the Premises). Said option may be exercised by Landlord by written notice to Tenant within sixty (60) days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

(c)          If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date, and from and after the date of such termination, Landlord and Tenant shall each be released from any and all liabilities thereafter accruing hereunder, except for those obligations which expressly survive the expiration or earlier termination of this Lease.

(d)          If Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord and Tenant, effective on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice. If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee). If the Tenant’s Offer Notice provides that the assignee will pay any consideration in connection with the proposed assignment, then Landlord shall pay to Tenant such consideration when the same was payable by the assignee.

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(e)          If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises, (iii) Tenant shall pay to Landlord, within ten (10) days after demand therefor, the costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise and (iv) from and after the date of such termination, Landlord and Tenant shall each be released from any and all liabilities thereafter accruing hereunder in respect of the terminated portion of the Premises, except for those obligations which expressly survive the expiration or earlier termination of this Lease.

(f)          If Landlord exercises its option under Section 5.02(b)(i) to sublet the Premises or the applicable portion thereof, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord and Tenant at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Rent then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(A)	shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(B)	shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(C)	shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;

(D)	shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option (and, unless Tenant agrees otherwise, shall be removed in the case of a sublease for less than substantially all of the remaining Term), prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal; and

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(E)	shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition (subject to any restoration obligation under clause (D) above), subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition.

(g)          In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than 90% of the rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment than 110% of the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice without complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord.

5.03        Assignment and Subletting Procedures. (a) If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all of the Premises or any one or more full floors of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the Premises or any one or more full floors of the Premises as specified in Tenant’s Offer Notice, or if Tenant desires to enter into a sublease that is not a Qualified Sublease, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least thirty (30) days after the giving of such Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statement and (iv) such other information as Landlord may reasonably request within fifteen (15) days following Landlord’s receipt of the Transfer Notice, and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld, provided that:

(A)	Such Transfer Notice shall be delivered to Landlord within three months after the delivery to Landlord of the applicable Tenant’s Offer Notice.

(B)	In Landlord’s reasonable judgment the proposed assignee or subtenant will use the Premises in a manner that (x) is in keeping with the then standards of the Building, (y) is limited to the use expressly permitted under this Lease (and will not violate any provision of Section 1.05(c)) and (z) will not violate any negative covenant as to use contained in any other Lease of space in the Building of which Tenant has been given notice.

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(C)	The proposed assignee or subtenant is, in Landlord’s judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved.

(D)	Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any portion of the Building or the building adjacent to the Building and known as 233 Park Avenue South (so long as such adjacent building is owned by Landlord or an Affiliate of Landlord), unless Landlord does not then have, and does not reasonably expect within the next twelve (12) months to have, space available for lease in either of such buildings.

(E)	The proposed assignee or sublessee is not a person with whom Landlord (or an Affiliate of Landlord) is then negotiating or has within the prior six (6) months negotiated to lease space in the Building or the building adjacent to the Building and known as 233 Park Avenue South (so long as such adjacent building is owned by Landlord or an Affiliate of Landlord).

(F)	The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5.

(G)	There shall not be more than two (2) occupants (including Tenant) on any floor of the Premises; provided, that on the 11th Floor and the 12th Floor, there may be up to three (3) occupants (including Tenant) per floor, but in no event may there be more than two (2) occupants in the 225 11th Floor or the 225 12th Floor, nor may there be more than one (1) occupant in the 233 11th Floor or the 233 12th Floor.

(H)	In the case of a Qualified Sublease only, the aggregate rent to be paid by the proposed subtenant is not less than the greater of (x) the fair rental value of the sublet space as sublet space or (y) ninety percent (90%) of the fair rental value of the sublet space if such space were being leased directly by Landlord (in each case as reasonably determined by Landlord).

(I)	Tenant shall reimburse Landlord within ten (10) days following demand together with reasonable supporting documentation therefor for any actual out-of-pocket costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(J)	There shall not be any sublease of the 18th Street Lobby; except to a subtenant of the entire Premises.

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(b)          If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within sixty (60) days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

5.04        General Provisions. (a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b)          No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03, and (ii) an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease.

(c)          Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease; provided, that in the case of any modification of this Lease made after the date of an assignment or other transfer of this Lease by Tenant to a party that is not an Affiliate of Tenant, if such modification increases or enlarges the obligations of Tenant or reduces the rights of Tenant, then the initially named Tenant and each respective assignor or transferor shall not be liable under or bound by such increase, enlargement or reduction (but shall remain liable under this Lease as if such increase, enlargement or reduction had never been effected).

(d)          Each subletting by Tenant shall be subject to the following:

(i)          No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii)         No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

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(iii)        Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(iv)        No subletting (other than to an Affiliate) shall be for a term which is less than two (2) years.

(e)          Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent which may be withheld in Landlord’s discretion; provided, that with respect to any assignment or sublease by a subtenant to an Affiliate of such subtenant, such consent shall be granted or withheld in accordance with the same terms and conditions as would be applicable to Tenant.

(f)          Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof. Notwithstanding the foregoing, Landlord’s consent shall not be required for Tenant to list the Premises or any portion thereof with licensed real estate brokers, subject to the proviso set forth in the preceding sentence.

5.05        Assignment and Sublease Profits. (a) If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes and electricity by a subtenant under a sublease of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise, shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Rent, fifty percent (50%) of such excess. Tenant shall deliver to Landlord within sixty (60) days after the end of each calendar year and within sixty (60) days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent and Tax Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease plus (iv) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease. “Other Sublease Consideration” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s equipment, furniture or other personal property less, in the case of the sale thereof, the then fair market value thereof.

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(b)          Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then fair market value thereof).

5.06        Subtenant Recognition Agreement. (a)Landlord shall, within thirty (30) days after Tenant’s written request (which request shall be accompanied by a fully executed counterpart of the Eligible Sublease and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 5.06 have been satisfied), deliver to Tenant and the subtenant under the Eligible Sublease (the “Eligible Subtenant”) a non-disturbance agreement on Landlord’s then current form, providing in substance that, as long as no default beyond any applicable notice and grace period exists on the part of such subtenant under such Eligible Sublease and subject to the satisfaction of the condition precedent set forth in clause (a)(iii) below, Landlord will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease and the Eligible Subtenant shall attorn to Landlord and to the further effect that if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder or by the rejection of this Lease pursuant to Title 11 U.S.C. §365 (any such termination being herein called an “Attornment Event”), then Landlord will recognize such subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Attornment Event as hereinafter provided (a “Landlord’s Non-Disturbance Agreement”). Following the subtenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart to the subtenant. Landlord’s reasonable actual out-of-pocket costs and expenses in connection with the foregoing (including, without limitation, reasonable attorney’s fees) shall be paid by Tenant within thirty (30) days after receipt of an invoice therefor. Landlord’s Non-Disturbance Agreement shall provide, inter alia, that, upon an Attornment Event:

(i)          if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal on a per rentable square foot basis to the Fixed Rent and Additional Rent which would have been payable under this Lease with respect to the portion of the Premises demised under the Eligible Sublease had this Lease not been terminated;

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(ii)         the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated, to the extent necessary, if any, so that none of the provisions thereof shall be less favorable, in any respect, to Landlord than the provisions of this Lease (except that (A) the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights shall not be included in the Eligible Sublease as amended, and (D) if the Eligible Sublease contains one or more provisions which are more restrictive on the subtenant thereunder than the corresponding provision(s) of this Lease is on Tenant hereunder, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Lease); and

(iii)        the Eligible Subtenant shall attorn to Landlord as sublandlord under the Eligible Sublease in accordance with and subject to the provisions of this Lease, including, but not limited to, Section 5.04(d)(iii).

(b)          As used herein, the following terms shall have the following meanings:

(i)          “Eligible Sublease” shall mean a direct sublease which (A) is between Tenant and a subtenant which is not an Affiliate of Tenant, and, as of the execution of the Eligible Sublease, has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question; it being agreed that the financial condition of a subtenant shall be deemed satisfactory if such subtenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied (“GAAP”), equal to or greater than the annual Fixed Rent and Additional Rent then payable by Tenant on account of the portion of the Premises demised under the Eligible Sublease (without giving effect to any free rent or rent abatement) as the same may be increased pursuant to Section 5.06(a)(i) multiplied by 30, (B) demises at least one full floor or more of the Premises which includes either the highest or lowest floor of the Premises or is contiguous to a floor in respect of which a Landlord’s Non-Disturbance Agreement is in effect, then leased by Tenant, and (C) has an initial sublease term (i.e., not including any renewals) of at least 5 years (or, if less than 5 years remain in the Term, the remaining balance of the Term less one day).

(ii)         “Special Lease Rights”, relative to an Eligible Sublease upon an Attornment Event, shall mean (A) rights that are granted to Tenant in this Lease to expand the size of the Premises, rights which are limited to BuzzFeed, Inc. or a Permitted Transferee of BuzzFeed, Inc. (“Named Tenant”), any rights dependent upon leasing or occupancy requirements to the extent such requirements are not satisfied by the Eligible Sublease or the subtenant thereunder, any and all rights of the Tenant under this Lease which the subtenant under such Eligible Sublease would not have as a direct tenant under this Lease assuming this Lease were assigned to such subtenant prior to such Attornment Event, and (B) any and all rights of the Tenant under this Lease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease.

Notwithstanding anything to the contrary herein contained, Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement during the continuance of any default.

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5.07        Desk Space Users. Tenant shall have the right to license portions of the Premises not to exceed fifteen percent (15%) of the rentable area of the Premises to Desk Space Users without Landlord's prior approval; provided, that (a) any such occupancy shall be without the installation of demising walls separating the space occupied by such Desk Space User from any other portion of the Premises, (b) there shall be no separate entrance to such space or any signage identifying such Desk Space User, (c) each Desk Space User shall use the Premises in accordance with all of the provisions of this Lease, and only for the use expressly permitted pursuant to this Lease, (d) in no event shall the use of any portion of the Premises by any such Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Premises or this Lease, (e) such occupancy shall terminate automatically upon the termination of this Lease, (f) Tenant shall receive no rent or other payment or consideration for the use or occupancy of any space in the Premises by any Desk Space User in excess of an allocable share of the Fixed Rent reserved hereunder (other than for reasonable charges for office, clerical, secretarial, messenger and similar services) and (g) such occupancy is otherwise in accordance with all of the other provisions of this Lease. Upon request, Tenant shall notify Landlord in writing of all Desk Space Users (if any) occupying the Premises, which notice shall include (i) the identity of the Desk Space User and (ii) a statement by Tenant that Tenant is in compliance with the provisions of this Section 5.07 with respect to such Desk Space User. "Desk Space User" means a bona fide client, service provider, or other person or entity with which Tenant has an ongoing business relationship (other than the mere use of the space).

ARTICLE 6

Subordination; Default; Indemnity

6.01          Subordination. (a) This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein; provided that the Superior Mortgagee under such Superior Mortgage or Superior Lessor under such Superior Lease shall have executed and delivered a non-disturbance and attornment agreement substantially to the effect that so long as Tenant is not in default hereunder beyond any applicable notice and grace periods, (i) this Lease will not be terminated or cut off nor shall Tenant’s possession hereunder be disturbed by enforcement of any rights given to such Superior Mortgagee or Superior Lessor pursuant to such Superior Mortgage or Superior Lease, and (ii) such Superior Mortgagee or Superior Lessor shall recognize Tenant as the tenant under this Lease. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Notwithstanding anything contained in this Section 6.01 to the contrary, if any Superior Mortgagee or Superior Lessee executes and delivers a non-disturbance and attornment agreement either (i) in the form attached hereto as Exhibit G or (ii) in a form which is not in any material respect less favorable to Tenant as the non disturbance and attornment agreement executed and delivered contemporaneously herewith by Tenant and the existing Superior Mortgagee or Superior Lessor, as applicable, and Tenant either fails or refuses to execute and deliver such agreement within ten (10) Business Days after delivery of such agreement to Tenant, then this Lease shall automatically and without further act be deemed to be subject and subordinate to such Superior Mortgage or Superior Lease and such non disturbance and attornment agreement shall then be deemed to be in effect with respect to such Superior Mortgage or Superior Lease. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not increase Tenant’s obligations under this Lease or reduce the benefits available to Tenant (except in each case to a de minimis extent). In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord, without change in the terms or provisions of this Lease, subject to the terms of the non-disturbance agreement (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease). Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

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(b)          Tenant acknowledges that execution and delivery by Tenant to New York State Teachers’ Retirement System (Landlord’s current Mortgagee) of the Subordination Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit G is a requirement under the Superior Mortgage and agrees to promptly execute and deliver same. Landlord shall deliver a fully executed counterpart of the current Superior Mortgagee’s Subordination Non-disturbance Agreement to Tenant simultaneously with the execution and delivery of this Lease.

6.02        Estoppel Certificate. Each party shall, at any time and from time to time, within ten (10) Business Days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Possession Date, Expiration Date and the dates to which the Fixed Rent and Additional Rent have been paid and stating whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed. Each party shall also include or confirm in any such statement such other factual information concerning this Lease as the other party may reasonably request.

6.03        Default. This Lease and the term and estate hereby granted are subject to the limitation that:

(a)          if Tenant defaults in the payment of any Rent, and such default continues for five (5) days after Landlord gives to Tenant a notice specifying such default, or

(b)          if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Section 6.03(a), (c), (d), (e) or (f)), and if such default continues and is not cured within fifteen (15) days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of fifteen (15) days, if Tenant shall not promptly upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same,

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(c)          if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5, or

(d)          if Tenant shall abandon the Premises (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or

(e)          if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than twice within the next 365 days, whether or not such similar defaults are cured within the applicable grace period, or

(f)          if Tenant fails to deliver to Landlord any Letter of Credit or Replacement Letter within the time periods required under Section 2.09,

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04        Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for five (5) days after written notice thereof, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05        Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)          a sum which, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.04 and 2.05 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

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(b)          sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, legal fees and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06        Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease. Notwithstanding anything in this Lease to the contrary, and except as set forth in Section 6.10, in no event shall Landlord or Tenant be liable for special, punitive, or consequential damages in matters arising under this Lease or otherwise with respect to the Premises or the Building.

6.07        Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, including, but not limited to, holding over after the Expiration Date or the date of any earlier termination of this Lease, Landlord shall also have the right of injunction and, in the case of a threatened holdover, the right to bring a summary proceeding for possession of the Premises on the Expiration Date or the date of any earlier termination of this Lease. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

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6.08        Certain Waivers; Waiver of Trial by Jury. (a) Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by Landlord, by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import.

(b)          Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09        No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10        Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to 200% of the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; and (b) if such holdover exceeds sixty (60) days, be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

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6.11        Attorneys’ Fees. If either party places the enforcement of this Lease or any part thereof, or the collection of any Rent or other payment due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, the prevailing party shall be reimbursed by the non-prevailing party, within thirty (30) days after demand, for its reasonable, out-of-pocket attorneys’ fees and disbursements and court costs.

6.12        Non-Liability and Indemnification. (a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein.

(b)          Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective members, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective members, partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises, (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

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6.13        Protest of Landlord Charges. Except as otherwise set forth in Section 2.10, Tenant shall have ninety (90) days from receipt of a bill or other request from Landlord for payment of any charge, other than the Fixed Rent, payable by Tenant under this Lease within which to protest the correctness of such charge. If Tenant fails to make such protest, which shall be made in the manner herein set forth for the giving of notices, within the ninety (90) day period aforementioned, the charge set forth in such bill or other request shall be deemed to have been accepted by Tenant and shall no longer be contestable by Tenant, time being of the essence.

ARTICLE 7

Insurance; Casualty; Condemnation

7.01        Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

(b)          If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within ten (10) days following demand therefor together with reasonable proof of such increase, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02        Tenant’s Insurance. Tenant shall maintain at all times during the Term (i) “all risk” property insurance covering all present and future Tenant’s Property, Fixtures and Tenant’s Improvements and Betterments to a limit of not less than the full replacement cost thereof, and (ii) commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord 225 Fourth Company and Orda Management Corporation (or any other such managing agent), and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (iii) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 and (iv) when Alterations are in process, the insurance specified in Section 4.02(f). The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any other additional insureds, at least ten (10) days prior to the Possession Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any other additional insureds such renewal policy or a certificate thereof at least thirty (30) days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A-/VIII or better or the then equivalent of such rating, and all such policies shall, if available, contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least thirty (30) days’ prior written notice of such cancellation, lapse or modification. The proceeds of policies providing “all risk” property insurance of Tenant’s Property, Fixtures and Improvements and Betterments shall be payable to Tenant and shall be applied to the restoration of the Premises in accordance with the provisions of Section 7.05. Tenant shall cooperate with Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies. Landlord may from time to time (but not more frequently than once every twenty-four (24) months) require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof is equal to the amount of insurance which landlords of Comparable Buildings are then requiring to be carried by tenants with uses comparable to Tenant.

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7.03        Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Project in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04        Condemnation. (a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within sixty (60) days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than fifty percent (50%) thereof) that the untaken part of the Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within sixty (60) days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

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(b)          In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property, Fixtures constituting Improvements and Betterments, or moving expenses, provided the same does not include any value of the leasehold estate vested by this Lease in Tenant or of the unexpired portion of the Term and does not reduce the amount available to Landlord or materially delay the payment thereof.

(c)          If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d)          In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises (other than those parts of the Premises which constitute Tenant’s Property) and the Building to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable (x) to the Premises, as reasonably acceptable to Tenant and (y) the Building) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

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7.05        Casualty. (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding Tenant’s Improvements and Betterments, Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Tenant’s Property, Fixtures and Improvements and Betterments with reasonable dispatch after the Casualty.

(b)          If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.04 and 2.10 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable for the ordinary conduct of Tenant’s business as conducted prior to such Casualty; provided, that if the Premises would have been tenantable at an earlier date but for a Tenant Delay, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises for the conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord’s shall notify Tenant of Landlord’s determination of the date the Premises is tenantable, which determination shall be controlling unless Tenant disputes same by notice to Landlord within ten (10) Business Days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, Tenant’s abatement of Rent shall be equitably reduced taking into consideration the insurance proceeds Landlord is unable to collect in relation to the overall insurance proceeds that would have been payable to Landlord but for Tenant’s acts or omissions. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c)          If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than thirty-five (35%) percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than thirty (30%) percent of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.

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(d)          Supplementing the foregoing provisions of this Section 7.05, within ninety (90) days after Landlord has actual knowledge of any Casualty, Landlord shall deliver to Tenant an estimate prepared by a reputable architect, contractor or engineer selected by Landlord setting forth such architect’s, contractor’s or engineer’s estimate as to the time reasonably required to repair such damage in order to make the Premises (or such portion thereof) tenantable. If the period set forth in any such estimate exceeds 365 days from the date of such Casualty, Tenant may terminate this Lease by notice to Landlord given not later than thirty (30) days following Tenant’s receipt of such estimate. If Tenant shall exercise such election, the Term of this Lease shall terminate on the thirtieth (30th) day after notice of such election shall be given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the terms of this Lease. If the time period set forth in said estimate does not exceed 365 days from the date of such Casualty, and for any reason whatsoever (other than Unavoidable Delay) Landlord shall not complete the repair and restoration that Landlord is obligated to perform hereunder within sixty (60) days after the date set forth in the estimate as the date by which the repair and restoration should reasonably be completed, then Tenant shall have the right to terminate this Lease by notice to Landlord given not later than thirty (30) days following the last day of such sixty (60) day period after the date set forth in the estimate. If the time period set forth in said estimate exceeds 365 days from the date of such Casualty and Tenant has not elected to terminate this Lease as set forth above, and for any reason whatsoever (other than Unavoidable Delay) Landlord shall not complete the repair and restoration that Landlord is obligated to perform hereunder within sixty (60) days after the date set forth in the estimate as the date by which the repair and restoration should reasonably be completed, then Tenant shall have the further right to terminate this Lease by notice to Landlord given not later than thirty (30) days following the last day of such sixty (60) day period after the date set forth in the estimate. Upon any such termination of this Lease, Tenant’s liability for Fixed Rent and Additional Rent hereunder shall cease as of the date of such termination, and any prepaid portion of Rent for any period after such date shall promptly be refunded by Landlord to Tenant.

(e)          Landlord shall not carry any insurance on Tenant’s Property, Fixtures or on Tenant’s Improvements and Betterments and shall not be obligated to repair or replace Tenant’s Property, Fixtures or Improvements and Betterments. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Property, Fixtures or Tenant’s Improvements and Betterments. Tenant shall notify Landlord promptly of any Casualty in the Premises.

(f)          This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06          Landlord’s Insurance. Landlord shall obtain and keep in full force and effect throughout the Term, insurance against loss or damage by fire and other casualty to the Building as may be insurable under then available standard forms of “all-risk” insurance policies, with limits consistent with property insurance maintained by prudent owners of Comparable Buildings.

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ARTICLE 8

Miscellaneous Provisions

8.01        Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been given one Business Day after deposit in the United States mail, certified or registered, postage prepaid (return receipt requested) or, rendered if delivered by hand (against a signed receipt) or nationally recognized, overnight courier service (against a signed receipt) and addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease or to such other place as the party to be notified may from time to time designate by at least five (5) days’ notice to the notifying party. In the case of each notice to Landlord, such notice shall be sent to the attention of Mr. Morton F. Silver, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attention: Jonathan L. Mechanic, Esq. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney.

8.02        Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in the Rules and Regulations, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

8.03        Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.04        Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

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(b)          “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

8.05        Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.

8.06        Limitation of Landlord’s Liability. (a) Tenant shall look solely to Landlord’s interest in the Project (and any sale proceeds thereof) for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s members, partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution attachment or other enforcement procedure for the satisfaction of any judgment or Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Premises, or any other liability of Landlord to Tenant.

(b)          In the event of a transfer of title to the land and Building of which the Premises is a part, or in the event of a lease of the Building of which the Premises is a part, or of the land and Building, upon notification to Tenant of such transfer or lease, the said transferor landlord named herein shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to or lessee of said land and Building, that the transferee or lessee has assumed and agreed to carry out all of the covenants and obligations of Landlord thereunder.

(c)          Notwithstanding anything to the contrary contained herein, none of the agreements, covenants, obligations or undertakings of Tenant set forth in this Lease shall be binding personally, upon any officer, shareholder, director, member or employee of Tenant or any of Tenant’s Affiliates, and Landlord agrees that, in the event it pursues any remedies available to it under this Lease, Landlord shall not have any recourse against any officer, shareholder, director, member or employee of Tenant or any of Tenant’s Affiliates, for any loss or claim for monetary damages resulting therefrom.

8.07        Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

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8.08        Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09        Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

8.10       No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.11        Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

8.12        Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13        Broker. Each party represents to the other that such party has dealt with no broker other than Newmark Grubb Knight Frank (representing Landlord) and Olmstead Properties (representing Tenant) (collectively, the “Broker”) in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall enter into a separate agreement with Broker which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker a commission to be agreed upon between Landlord and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

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8.14        Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

8.15        Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.16        Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17        No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

8.18        Signage; Directory. (a) Tenant shall have the right to install and maintain signage identifying Tenant and/or its Affiliates in the elevator lobby of each floor of the Premises, provided such signage is consistent in size, content, and aesthetics, with similar elevator lobby signage in the Building for other full floor tenants. Tenant shall not change the composition, size, or content of any such approved signage without first obtaining Landlord’s consent thereto in each instance. Tenant shall repair any damage caused by the installation or removal of any such sign (except by reason of re-location initiated by Landlord) and shall remove such sign at the expiration or earlier termination of the Term.

(b)          Subject to the provisions of Section 8.18(c), (i) Tenant shall have the right to place Tenant identification signage in the 18th Street Lobby (the “Lobby Signage”) and (ii) to the extent permitted by applicable Laws, Landlord shall provide, on the exterior of the Building above the entrance to the 18th Street Lobby in a location designated by Landlord, one sign setting forth the name of Tenant (the “Exterior Sign”). The Lobby Signage and the Exterior Sign shall be subject to design criteria (including, without limitation, as to size, color, materials, location, placement, installation and appearance) adopted by Landlord. Any Lobby Signage shall be supplied and installed by Tenant at Tenant’s expense and shall be maintained and repaired by Tenant at Tenant’s expense. The Exterior Sign shall be installed by Landlord at Landlord’s expense, and shall be maintained and repaired by Landlord at Tenant’s expense. Upon the expiration or earlier termination of the Term, any Lobby Signage and/or the Exterior Sign shall be removed by Landlord and Tenant shall reimburse Landlord within ten (10) days after invoice for any costs incurred by Landlord to remove such signage and to repair or restore the areas from which such signage was removed.

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(c)          Anything contained in this Lease to the contrary notwithstanding, Tenant’s right to the Lobby Signage and the Exterior Sign, shall be null and void and of no further force or effect, and Landlord shall have the right at any time to remove the Lobby Signage and/or the Exterior Sign theretofore installed pursuant to Section 8.18(b), at Tenant’s expense, if (i) this Lease is not then in full force and effect, (ii) Named Tenant is no longer the Tenant under this Lease, (iii) the Premises shall consist of less than 150,000 rentable square feet of office space or (iv) Tenant is not physically occupying for the conduct of Tenant’s business at least fifty percent (50%) of the Premises.

(d)          Provided that Landlord maintains a directory in the lobby of the Building, Landlord shall make available to Tenant, at no charge to Tenant, Tenant’s pro-rata share of said directory for the listing of Tenant’s name and the names of any of the officers or employees of Tenant.

8.19        Anti-Terrorism. (a)  Tenant represents and warrants that (i) Tenant and each person or entity owning an interest in Tenant is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitutes property of, or is beneficially owned, directly or indirectly, by any Tenant Embargoed Person, (iii) no Tenant Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant has been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true at all times. The term “Tenant Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C.S. Appx. §1 et seq., and any Executive Orders or regulations promulgated under it with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b)          Landlord represents and warrants that (i) Landlord and each person or entity owning an interest in Landlord is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or on any other List, and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Landlord constitutes property of, or is beneficially owned, directly or indirectly, by any Landlord Embargoed Person, (iii) no Landlord Embargoed Person has any interest of any nature whatsoever in Landlord (whether directly or indirectly), (iv) none of the funds of Landlord has been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that the Lease is in violation of law, and (v) Landlord has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true at all times. The term “Landlord Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C.S. Appx. §1 et seq., and any Executive Orders or regulations promulgated under it with the result that the investment in Landlord is prohibited by law or Landlord is in violation of law.

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(c)          Landlord and Tenant shall (i) comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, in effect, now or after the date of this Lease, (ii) notify the other promptly in writing if any of the representations, warranties or covenants set forth in Section 8.19(b) are no longer true or have been breached, (iii) not use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to the other under this Lease, and (iv) at either party’s request, provide such reasonable information as may be reasonably requested by the other to determine compliance with this Section 8.19.

(d)          Landlord’s or Tenant’s inclusion on the List at any time during the Term shall be an event of default under this Lease (without any further notice or cure rights thereunder) by said party on the List. Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Tenant Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an event of default (without any further notice or cure rights thereunder) by Tenant.

8.20        Internal Fire Staircases. Tenant may use the internal fire staircases of the Building connecting contiguous floors of the Premises as convenience stairs; provided, that Tenant, at Tenant’s expense, and subject in any event to Section 4.02, complies with all Laws and insurance requirements in connection with such use. In using said stairs and in preparing the same for use by Tenant, Tenant shall be responsible for all incremental costs incurred by Landlord in connection therewith (including any increase in Landlord’s insurance costs resulting from Tenant’s use thereof). If Tenant so utilizes the fire stairs, Tenant shall maintain, at Tenant’s expense, such portions of the fire stairs on the floors on which the Premises are located, including without limitation, the periodic painting and cleaning thereof as reasonably required by Landlord. Tenant shall not use the stairs so as to interfere with the rights of other tenants or occupants in the Building. Tenant may paint and make reasonable Alterations to the stairwell area to upgrade the lighting and finishes in compliance with all applicable Laws; provided, that Tenant obtains Landlord’s prior consent thereto. In connection with any use of such fire stairs and subject to the terms of Section 4.02 hereof, Tenant, at Tenant’s expense, shall (a) install and regularly maintain a security and access control system in the stairway to prevent unauthorized access from the fire stairs into the Premises and to identify potential emergencies therein that is reasonably satisfactory to Landlord (including, without limitation, the installation of additional fire safety equipment and video and other surveillance equipment), (b) provide Landlord with at least three (3) card keys to any such security system and update such card keys, at no cost to Landlord, from time to time, if such update is necessary in order to permit such card keys to be operable and (c) tie such system into the Building’s security and fire safety systems, Building management system and such other Building systems as Landlord may reasonably require. In no event shall Tenant be permitted to store any equipment, furniture, storage boxes or any other personal property whatsoever in any fire stairs of the Building. Tenant acknowledges that any alterations required to tie such security system into the fire safety system of the Building shall be performed by Landlord’s fire safety contractor, at Tenant’s expense; provided, that the rates charged by such fire safety contractor are competitive. Landlord makes no representation or warranty as to whether Tenant’s use of the stairwell area as contemplated hereunder is permitted under applicable Laws and/or insurance requirements. If at any time Tenant is not permitted to use the stairwell area for any reason whatsoever (except to the extent resulting from Landlord’s negligence or willful misconduct) Landlord shall have no liability to Tenant therefor.

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8.21        Future Condominium Conversion. Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be reasonably necessary to conform to such condominiumization, including, without limitation, appropriate (and equitable) adjustments to the Base Tax Amount and Tenant’s Tax Share, as such terms are defined in Section 2.04. Tenant shall be provided with a copy of any Declaration. In no event shall Tenant’s rights hereunder be diminished or obligations enlarged, except to a de minimis extent by reason of such Declaration.

8.22        Tenant’s Tradename. Except as a nominative fair use which shall be permitted without the need for Landlord to obtain Tenant’s consent (for example, to indicate that Tenant is a tenant in the Project, a factual description of the Premises or to photograph the lobbies or exterior of the Building), Landlord shall not make use of Tenant’s tradename in any advertising or marketing material, including, without limitation, on any internet website, without obtaining Tenant’s prior written approval, which may be withheld in Tenant’s sole and absolute discretion.

ARTICLE 9

Offer Space Option

9.01        Offer Space Option. (a)  As used herein:

“Available” means, as to any space, that such space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party, including, without limitation, any such space existing on the date of this Lease, provided, that in the case of any such space existing on the date of this Lease, such space shall not be deemed Available unless and until Landlord has received a proposal from a prospective tenant that Landlord, in good faith, is willing to engage with to negotiate a prospective deal. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 9.01 is subordinate to (x) any right of offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the date of this Lease and (y) Landlord’s right to renew or extend the term of any lease to another tenant, whether or not pursuant to an option or right set forth in such other tenant’s lease.

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“Offer Period” means, as to any Offer Space, the period commencing on the date of this Lease to and including the date that is 3 years prior to the Expiration Date.

“Offer Space” means any one or more of the 8th, 9th, 10th, 17th, 18th and 19th floors of the Building.

(b)          Provided (i) this Lease shall not have been terminated, (ii) Tenant is not in default under this Lease beyond any applicable notice and grace period, (iii) Named Tenant is the tenant under this Lease and (iv) Named Tenant, together with its Affiliates, occupies at least 50% of the then Premises, if at any time during the Offer Period the Offer Space either becomes, or Landlord reasonably anticipates that within the next 12 months (but not later than the last day of the Offer Period) the Offer Space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) the fixed annual rental (“Offer Rental”) which Landlord is then considering for the lease of the Offer Space, (B) the date or estimated date that the Offer Space has or shall become Available (the “Anticipated Offer Space Inclusion Date”), (C) the term of lease for which Landlord is offering to lease the Offer Space (the “Offer Space Term”); it being agreed that if the Offer Space consists of more than one (1) full floor, then Landlord may designate in the Offer Notice an expiration date that is later than Expiration Date, (D) the condition in which the Offer Space will be delivered and describing any work that Landlord is willing to perform therein, and any work allowance and/or any abatement of Fixed Rent and Additional Rent and/or other concessions that Landlord is willing to provide in respect of the Offer Space and (E) such other matters as Landlord may deem appropriate for such Offer Notice.

(c)          Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date, (i) this Lease shall not have been terminated, (ii) Tenant is not in default under this Lease beyond any applicable notice and grace period, (iii) Named Tenant is the tenant under this Lease and (iv) Named Tenant, together with its Affiliates, occupies at least 50% of the then Premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) days after the giving of the Offer Notice (time being of the essence) to include all (but not less than all) of the Offer Space in the Premises for the Offer Space Term. By way of example only, if the Offer Space consists of the 8th, 9th and 10th floors of the Building, then Tenant may exercise the Offer Space Option only in respect of all three of such floors.

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(d)          If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except (i) Fixed Rent shall be increased by the Offer Rental, (ii) Tenant’s 225 Tax Share and/or Tenant’s 233 Tax Share, as applicable, shall be increased to reflect the rentable square footage of the Offer Space; (iii) the Base Tax Amount for the Offer Space shall be the Taxes for the Tax Year in which the Offer Space is incorporated into the Premises, (iv) in lieu of an operating expense escalation, the Fixed Rent for the Offer Space shall be increased on each anniversary of the Offer Space Inclusion Date by 1%, compounded annually; (v) the Letter of Credit and permitted reduction thereof under Section 2.09(b) will be proportionately increased to reflect the rentable square footage of the Offer Space; (vi) except as set forth in the Offer Notice, Landlord shall not be required to perform any work, to pay Landlord’s Contribution or any other amount, or to render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy or to provide any abatement of Fixed Rent or Additional Rent, and Tenant shall accept the Offer Space in the condition specified in the Offer Notice, (vii) the term of the lease of the Offer Space shall be the Offer Space Term (it being agreed that if the Offer Space consists of one (1) floor or less, the Offer Space Term shall be coterminous with this Lease, and, if the Offer Space Term is later than the Expiration Date in respect of the remainder of the Premises, such Expiration Date shall be unaffected, but reference to “Expiration Date” shall mean, with respect to the Offer Space only, the last day of the Offer Space Term) and (viii) as may be otherwise set forth in the Offer Notice.

(f)          If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated Offer Space Inclusion Date, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired; provided, that if the Offer Space Inclusion Date shall not have occurred on or before the date that is one hundred eighty (180) days after the applicable Anticipated Offer Space Inclusion Date, then Tenant may thereafter terminate Tenant’s exercise of the Offer Space Option by giving to Landlord not less than thirty (30) days notice of such contemplated termination and, if the Offer Space Inclusion Date for the Offer Space shall not occur on or before the date set forth in Tenant’s notice for such termination, then (i) upon Tenant thereafter giving Landlord a notice (an “Offer Space Termination Notice”) thereof no later than ten (10) days after the expiration of such thirty (30) day period, Tenant’s exercise of the Offer Option shall be deemed canceled and terminated effective as of the date set forth in the Offer Space Termination Notice, and (ii) neither party shall have any further liabilities or obligations to the other with respect to the exercise of the Offer Option in question by Tenant. This Section 9.01(f) constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.

(g)          If Tenant fails timely to give an Acceptance Notice, then Landlord may enter into one or more leases of the Offer Space with third parties on such terms and conditions as Landlord shall determine, and Landlord shall have no further obligation to offer the Offer Space to Tenant unless and until such Offer Space shall have been leased to a third party and shall again become Available; provided, that if Landlord thereafter proposes to lease the Offer Space in question to a third party at a rental which is less (on a per rentable square foot, net effective basis) than 90% of the Offer Rental (on a per rentable square foot, net effective basis) at which such space was last offered to Tenant, then Landlord shall again give to Tenant an Offer Notice under this Article 9 and offer to lease such space to Tenant at such lower rental, before leasing such space to a third party; provided, further, that in the case of any such re-offering to Tenant, the time period within which Tenant must give an Acceptance Notice shall be five (5) Business Days after the giving of the Offer Notice (time of the essence). Tenant shall, within ten (10) Business Days following demand by Landlord, execute an instrument confirming Tenant’s waiver of any Offer Space Option for which Tenant did not timely give an Acceptance Notice, but the failure by Tenant to execute any such instrument shall not affect the provisions of this Section 9.01(g).

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(h)          Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises (and if applicable, the new Expiration Date) by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises (or the new Expiration Date, if applicable) in accordance with this Section 9.01.

9.02        Generally. (a) It is an express condition of the options granted to Tenant pursuant to the terms of this Article 9 that time is of the essence with respect to Tenant’s exercise of such options and the giving of Tenant’s Acceptance Notice within the time periods specified in this Article 9.

(b)          The rights granted to Tenant under this Article 9 are personal to the Named Tenant and may not be exercised by any other Tenant.

(c)          The termination of this Lease during the Term shall also terminate and render void all of Tenant’s unexercised options and elections under this Article 9, and nothing contained in this Article 9 shall prevent Landlord from exercising any right granted to or reserved by Landlord in this Lease to terminate this Lease. None of Tenant’s options set forth in this Article 9 may be severed from this Lease or separately sold, assigned or transferred.

ARTICLE 10

18th St. Lobby

10.01     18th St. Lobby. Subject to the provisions of this Article 10, (a) Tenant shall have the exclusive right to use the 18th St. Lobby for ingress to, and egress from, the Premises, (b) except as expressly provided in Section 10.04, the 18th St. Lobby shall constitute Tenant’s sole means of ingress to, and egress from the Premises and (c) Tenant shall station one or more receptionist/security guards (the “Concierge”) at the main reception security desk in the 18th St. Lobby for purposes of admitting visitors to the Premises in accordance with the security measures designated by Landlord (and Landlord shall have no obligation to do so) consistent with the standards of Comparable Buildings. For the avoidance of doubt, the 18th St. Lobby constitutes part of the Premises and Tenant shall have the obligation to maintain, repair, replace, insure and restore the 18th St. Lobby in a first class manner consistent with the standards maintained in Comparable Buildings. Landlord shall have no obligation to clean the 18th St. Lobby in excess of the specifications applicable to office space as set forth in Exhibit D. Any Alterations to the 18th St. Lobby shall be subject to Landlord’s approval in Landlord’s discretion.

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10.02     Concierge. Each Concierge shall be either a direct employee of Tenant or an employee of a reputable and licensed security contractor qualified to provide security to the 18th St. Lobby and reasonably acceptable to Landlord. The employment (or other retention or engagement) of the Concierge shall be at Tenant’s sole cost and expense. Tenant shall ensure that the Concierge (a) shall not violate any of the provisions of this Lease, (b) shall not cause any labor disharmony at the Building, (c) shall comply with all reasonable rules and regulations imposed by Landlord in connection with the performance of the Concierge’s services at the Building (which may include designating the uniform worn by such personnel), and (d) shall not interfere with the business or operations of the Building or any tenant or other occupant thereof. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all loss, cost, liability, damage or expense (including, without limitation, reasonable attorneys’ fees, disbursements and court costs) incurred by Landlord (or any of its affiliates) arising from, relating to or in connection with the engagement or retention of the Concierge and/or the rights granted hereunder including, without limitation, (i) any claims for compensation made by any Concierge (or any employer thereof), (ii) any acts or omissions of any Concierge (including, without limitation, any damage or injury to persons or property arising therefrom) or (iii) any breach of the provisions of this Lease.

10.03     18th St. Lobby Condition. If at any time Tenant shall not be leasing all of the 11th Floor, the 12th Floor, the 13th Floor, the 14th Floor, the 15th Floor and the 16th Floor, then the provisions of this Lease with respect to the 18th St. Lobby shall remain unmodified in all respects, except that Tenant’s use of the 18th St. Lobby shall no longer be exclusive and Tenant shall permit the tenants and occupants of those floors (or portions thereof) that had been, but no longer are, part of the Premises, to utilize the 18th St. Lobby for ingress to, and egress from, their respective Premises. Tenant’s Concierge shall service such other persons in the same manner and to the same extent as services are provided to Tenant and Landlord and Tenant shall reasonably cooperate with each other in connection with the use of the 18th St. Lobby.

10.04     233 Lobby. Notwithstanding anything to the contrary contained in this Lease, (a) for so long as Tenant is leasing all or any portion of the 233 11th Floor, Tenant may use the main lobby of the 233 Building for the sole purpose of egress from the 11th Floor and (b) for so long as Tenant is leasing all or any portion of the 233 12th Floor, Tenant may use the main lobby of the 233 Building for the sole purpose of egress from, the 12th Floor.

ARTICLE 11

Terrace and Roof

11.01      Terrace and Roof. (a)  Commencing on the Pavilion Possession Date, Tenant shall have the right, subject to applicable Laws and any reasonable rules and regulations adopted by Landlord in accordance with the provisions of Section 8.02, to use exclusively (x) the terrace located on the roof of the Pavilion (the “Terrace”) as shown on Exhibit B-4 and (y) the rooftop area of the 233 Building (the “Roof”) as shown on Exhibit B-8. There shall be no charge to Tenant (other than as set forth in this Article 11) for the rights granted under this Article 11. Except as set forth below, Tenant, at Tenant’s expense (but subject to Landlord’s payment of the Terrace Contribution and the Pavilion Contribution in accordance with the provisions of Article 4), as part of Tenant’s Initial Improvements, shall design and improve the Terrace and the Roof for Tenant’s use, subject to Landlord’s approval in accordance with Section 4.02 above and the other applicable provisions of this Lease. Subject to Landlord’s performance of the Pavilion Work and the payment of the Terrace Contribution and the Pavilion Contribution, Tenant shall accept the Terrace and the Roof on the Pavilion Possession Date in their then “as is” condition and Landlord shall not be required to perform any work, pay any allowance or any other amount or render any services to make the Terrace or the Roof ready for Tenant's use. Landlord shall not be responsible for any damage caused to the Terrace and/or Roof by Tenant. Tenant hereby agrees to cooperate with Landlord in the performance of the Pavilion Work including reasonable access to the 13th Floor, the 14th Floor and the Terrace in connection therewith. Notwithstanding anything to the contrary contained in this Lease, Landlord shall assign to Tenant (to the extent assignable) any and all warranties that are included in Landlord’s contracts for the performance of the Pavilion Work. Landlord shall cooperate with Tenant, at no cost or liability to Landlord, in the enforcement by Tenant of any express warranties or guaranties against defective workmanship or materials relating to the Pavilion Work.

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(b)          All furniture, furnishings or related installations on the Terrace and Roof shall be subject to the approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed (it being agreed that Landlord may, among other things, consider the height of such furniture, furnishings or related installations in determining whether to grant such approval). All such furniture, furnishings or related installations shall be installed in such a manner so that they are securely affixed to the extent required by any applicable Laws or insurance requirements and such manner of installation shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed.

(c)          Smoking is prohibited at all times on the Terrace and the Roof.

(d)          Alcoholic beverages may be served or consumed on the Terrace and Roof; provided, that (i) such use of alcoholic beverages shall not violate any certificate of occupancy for the Building, (ii) such use of alcoholic beverages shall not interfere with or disturb other tenants or occupants of the Building, (iii) such use of alcoholic beverages is in accordance with all applicable Laws and Tenant shall have obtained one or more liquor licenses with respect thereto to the extent required by applicable Laws and (iv) Landlord shall have no liability in connection therewith, except to the extent deriving from the negligence or willful misconduct of Landlord.

(e)          Tenant may use the Terrace and Roof only for uses incidental to Tenant’s or any permitted subtenant’s ordinary conduct of business in the Premises as permitted by this Lease and in all events for purposes and in a manner consistent with the character of the Building as a Comparable Building and comparable terrace space and rooftop space, as applicable, in Comparable Buildings with due regard to the fact that activities conducted thereon will be visible to other tenants in the Building.

(f)          Tenant shall indemnify Landlord, all Superior Lessors and Superior Mortgagees and maintain insurance with respect to Tenant’s usage of the Terrace and the Roof in accordance with Tenant’s obligations under Section 6.12 and 7.02 of this Lease as if such space were part of the Premises during the period of Tenant’s usage thereof.

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(g)          Tenant shall be responsible for all Persons (other than Landlord) using the Terrace and/or the Roof by, through or under Tenant.

(h)          Use of the Terrace and Roof by Tenant and/or any of Tenant’s employees, invitees and/or guests shall in no way interfere with or disturb the operation or maintenance of the Building or the other tenants and occupants of the Building or their use and occupancy thereof.

(i)           Tenant shall take all necessary steps to minimize noise and vibration emanating from the Terrace and Roof to portions of the Building that are not leased by Tenant, and in no event shall Tenant permit music (live or recorded) or other amplified sounds to be played, performed or made on or from the Terrace and Roof at volume and/or vibration levels that disturb other occupants of the Building or those of nearby buildings.

(j)           Tenant (or at Landlord’s option, Landlord), at Tenant’s expense, subject to the provisions of Section 7.03, shall promptly repair all damage to (i) the Terrace and the Roof and other portions of the Building in either case caused by Tenant’s and/or any of Tenant’s employees, invitees and/or guests, including, without limitation, moving and removing materials, supplies and other property to and from the Terrace and Roof and (ii) the roof membrane of the Terrace and the Roof. If Landlord elects to perform such repairs, Tenant shall pay all pocket costs and expenses incurred by Landlord in connection with such repair within thirty (30) days after delivery of an invoice to Tenant therefor.

(k)          Tenant, at Tenant’s expense, shall clean and maintain the Terrace and the Roof in a manner consistent with the character of the Building as a Comparable Building. Landlord shall not be obligated to provide any utilities or any of the services provided by Landlord to the Premises pursuant to Section 3.01 of this Lease to the Terrace or the Roof.

(l)           Tenant shall not place, install or affix to or on the Terrace any signage, graphics or insignias of any kind or nature whatsoever.

(m)          Landlord makes no representations or warranties whatsoever as to the permissibility of the use of the Terrace and/or Roof under applicable Laws or the suitability of the Terrace and/or Roof for any particular use thereof.

(n)          The rights granted in this Section are given in connection with, and as part of the rights created under, this Lease, and are not separately transferable or assignable other than in connection with an assignment of this Lease or a subletting of the Premises as permitted by this Lease. Tenant shall not resell in any form the use of the Terrace or the Roof, including, without limitation, the granting of any licensing or other rights.

(o)          If for any reason Landlord is prohibited or prevented from permitting Tenant to use the Terrace and/or Roof, including, without limitation, a Casualty, or on account of any Laws, Tenant’s right to use the Terrace and/or Roof shall be terminated and revoked, and Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of any Fixed Rent or Additional Rent under this Lease, nor shall such revocation or termination be deemed a constructive or actual eviction from any portion of the Premises.

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11.02      Landlord's Terrace and Rooftop Access. Without limiting Landlord's rights under Section 4.04 of this Lease, upon reasonable prior notice to Tenant (except in an emergency), Landlord shall have the right to access the Terrace and the Roof from time to time in connection with the operation, maintenance and repair of the Building and the Project. If reasonably required by Landlord, Tenant shall, within one (1) Business Day after notice (which notice may be oral), move or remove any furniture, furnishings or related installations on the Terrace and/or the Roof as may be reasonably required by Landlord. Landlord shall use commercially reasonable efforts to minimize interference with the ordinary conduct of Tenant's business at the Premises while accessing the Terrace and the Roof; provided, that in no event shall Landlord be obligated to perform work on an overtime or premium basis and Landlord shall have no liability to Tenant by reason of Tenant’s inability to use the Terrace or Roof during any such access.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	225 FOURTH LLC

	By:	ORDA MANAGEMENT CORPORATION

		By:	/s/ Morton F. Silver
Morton F. Silver, Chairman and CEO

Tenant:	BUZZFEED, INC.

	By:	/s/ Jonah Peretti
		Name:	Jonah Peretti
		Title:	Chief Executive Officer